Exhibit 99.3

PROVINCE OF MANITOBA

This description of Province of Manitoba is dated as of November 8, 2002 and appears as Exhibit 99.3 to the Province of Manitoba’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2002.

FURTHER INFORMATION
SUMMARY
PROVINCE OF MANITOBA
General Information
Constitutional Framework
Provincial Government
ECONOMY
General
Economic Structure
Merchandise Exports
Capital Investment
LABOR FORCE
Energy
GOVERNMENT FINANCES
Revenue
SUMMARY FINANCIAL STATEMENTS
CROWN ORGANIZATIONS AND GOVERNMENT ENTERPRISES
PUBLIC DEBT
Debt Record
Direct Funded Debt of the Province
Guaranteed Debt of the Province
Maturity Schedule
Sinking Funds
Unfunded Debt
Consolidated Funded Debt of the Manitoba Public Sector
Selected Debt Information
Pension Liability
THE MANITOBA HYDRO-ELECTRIC BOARD
Operations
Rate Matters
Statistical Information
Construction Program
Export Power Sales
CANADIAN FOREIGN EXCHANGE
TABLES OF SUPPLEMENTARY INFORMATION
EX-99.3

      This document (otherwise than as part of a prospectus contained in a registration statement filed under the Securities Act of 1933) does not constitute an offer to sell or the solicitation of an offer to buy any Securities of the Province. The delivery of this document at any time does not imply that the information herein is correct as of any time subsequent to its date.

FURTHER INFORMATION

      This document appears as an exhibit to Manitoba’s Annual Report to the U.S. Securities and Exchange Commission on Form 18-K for the fiscal year ended March 31, 2002. Additional information with respect to Manitoba is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments can be inspected and copied at the public reference facilities maintained by the Commission at: Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such documents may also be obtained at prescribed rates from the Public Reference Section of the Commission at its Washington address or, without charge, from Province of Manitoba, Department of Finance, Treasury Division, Room 4, Legislative Building, Winnipeg, Manitoba R3C 0V8, Canada.

      In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars (“$” or “C$”) and all references to “dollars” are to Canadian dollars. See “Canadian Foreign Exchange” for information regarding the rates of conversion of U.S. dollars into Canadian dollars.

      At November 6, 2002, the noon spot exchange rate for U.S. dollars as reported by Bank of Canada, expressed in Canadian dollars, was $1.5582.

      Totals in the statistical tables set forth in this document may not add due to rounding.

SUMMARY

The following information is qualified in its entirety by the more detailed information in this document.

PROVINCE OF MANITOBA

						Compound
	Year Ended December 31,					Annual
Economy						Growth Rate
	1997	1998	1999	2000	2001	1997-2001

	(In millions of dollars unless otherwise indicated)
Nominal Gross Domestic Product	$29,839	$30,871	$31,794	$33,657	$34,992	4.1%
Change in Real Gross Domestic Product
Manitoba	4.3%	3.3%	2.7%	2.9%	1.8%	—
Canada	4.0	4.1	5.4	4.5	1.5	—
Manufacturing Shipments	$9,727	$10,373	$10,656	$11,344	$11,466	4.2
Farm Cash Receipts	3,076	2,962	2,959	3,174	3,689	4.6
Capital Investment	5,039	5,152	5,237	5,181	5,337	1.4
Personal Income	25,125	26,312	27,067	28,734	29,887	4.4
Population at July 1 (in thousands)	1,137	1,138	1,143	1,146	1,149	0.3
Average Unemployment Rate	6.5%	5.5%	5.6%	4.9%	5.0%	—
Change in Consumer Price Index (Manitoba)	2.2	1.3	1.9	2.5	2.6	—
Average Exchange Rate (C$ per U.S.$)	1.3844	1.4831	1.4858	1.4852	1.5484	—

	Year Ending March 31,

Government Finances —					Budget
Operating Fund					Estimate
	1999	2000	2001	2002	2003

	(In millions of dollars)
Revenue including Fund Transfers (1)	$6,067.7	$6,522.5	$6,752.0	$6,896.8	$7,034.3
Expenses including Fund Transfers (1)	6,036.6	6,511.7	6,711.2	6,833.5	7,023.9

Budgetary Surplus	$31.1	$10.8	$40.8	$63.3	$10.4

Net Direct Funded and Guaranteed	As of March 31,
Debt
	1998	1999	2000	2001		2002

	(In millions of dollars)
Consisting of
Net Direct Funded Debt	$12,527	$12,797	$13,218	$13,765		$13,833
Net Provincial Guaranteed Debt	791	601	241	391		570

	$13,318	$13,398	$13,459	$14,156		$14,403

Issued for
General Government Programs	$6,763	$6,774	$6,718	$6,798		$6,651
Self-Sustaining Purposes	6,555	6,624	6,741	7,358	(2)	7,752	(2)

	$13,318	$13,398	$13,459	$14,156		$14,403

General Government Programs Debt as a Percentage of Nominal Gross Domestic Product	22.7%	21.9%	21.1%	20.2%		19.0%

     (1) Includes transfers from Fiscal Stabilization Fund and to the Debt Retirement Fund. See “Government Finances.”

     (2) Includes refinancing of hospital facilities debt and The Manitoba Lotteries Corporation debt, which was previously incurred directly by those entities and was an indirect obligation of the Province.

MANITOBA
Hydro Generating Stations
Thermal Generating Stations
Major Centres
Nunavut
Hudson Bay
Churchill
Limestone
Long Spruce
Kettle
Laurie River 1
Laurie River 2
Thompson
Kelsey
Flin Flon
Jenpeg
The Pas
Grand Rapids
Swan River
Dauphin
Selkirk
Brandon
Portage la Prairie
WINNIPEG
Steinbach
Saskatchewan
Ontario
North Dakota
Minnesota
CANADA
U.S.A.
MEXICO

PROVINCE OF MANITOBA

General Information

      The Province of Manitoba is located in the center of Canada, north of the States of Minnesota and North Dakota. It is the most easterly of the three Provinces of Manitoba, Saskatchewan and Alberta, which together constitute the Prairie Region of Canada. Manitoba is bounded on the east by the Province of Ontario, on the north by Hudson Bay and the Territory of Nunavut, and on the west by the Province of Saskatchewan. The Province has 400 miles of northern coastline bordering on Hudson Bay. The only seaport in the Prairie Region is located at Churchill on Hudson Bay.

      Of Manitoba’s total area of 251,000 square miles, 39,000 square miles are lakes and rivers and 163,000 square miles are lands owned by the Province. Cultivated land comprises 30,000 square miles in the southern part of the Province. The northern part of the Province, which is part of the Canadian Shield, is composed largely of timberlands and extensive areas of mineralized rock structure.

      The estimated population of Manitoba on July 1, 2002 was 1,150,800, of whom approximately 685,000 lived in Winnipeg, the capital of the Province. Winnipeg has a diversified economic base with significant activity in a variety of manufacturing and service sectors. The city is also a major rail, truck and air transportation hub by virtue of its geographical position in the center of the continent.

      The second largest city in the Province is Brandon, with a population of approximately 40,000. Brandon, in western Manitoba, is a major supply center for the agriculture industry, as well as an agriculture-related manufacturing center.

Constitutional Framework

      Canada consists of a federation of provinces and Federal territories. A constitutional division of powers between the Federal and provincial governments was established by the British North America Act, 1867, an Act of the Parliament of the United Kingdom. By later enactments, including the Constitution Act, 1982, the power to amend the Constitution of Canada (the “Constitution”) was transferred to Canada.

      Under the Constitution, the Provinces are assigned jurisdiction over health care, education, municipal institutions, property and civil rights, natural resources and other matters of purely provincial or local concern. Each Province has exclusive jurisdiction over the borrowing of money on the sole credit of that Province. The Parliament of Canada has jurisdiction over all areas not assigned exclusively to the provincial legislatures, including such matters as aboriginal persons, the federal public debt and property, the regulation of trade and commerce, currency and coinage, banks and banking, national defense, foreign affairs, postal services, interprovincial transportation and communications undertakings.

      Various Constitutional issues have been under discussion in Canada for a number of years. On August 20, 1998, in response to a reference from the Federal Government, the Supreme Court of Canada ruled that under the Constitution of Canada and international law, Quebec may not secede unilaterally from Canada, but that if the people of Quebec voted to secede by a clear majority vote on a clear question, the other Provinces and the Federal Government would be obliged to enter negotiations with Quebec with respect to secession, such negotiations to be guided by constitutional principles, including federalism, democracy, constitutionalism and the rule of law, and the protection of minorities.

Provincial Government

      The Provincial Government has general responsibility for the administration of all governmental activities and functions within Manitoba, other than those which are under the jurisdiction of the Federal Government. It carries out certain of these responsibilities through Provincial agencies, boards, commissions and Crown organizations. Certain other responsibilities have been delegated to municipalities and semi-autonomous bodies such as school boards and regional health authorities.

      The executive power in the Province of Manitoba is vested in the Lieutenant Governor acting on the advice of the Executive Council, which is responsible to the Legislative Assembly. The Lieutenant Governor is appointed by the Governor General of Canada in Council.

      The Executive Council, which includes the Premier and Ministers of Departments of the Provincial Government, is appointed by the Lieutenant Governor usually on the nomination of the leader of the party with the largest number of members in the Legislative Assembly. All members of the Executive Council are usually members of the Legislative Assembly.

      The Legislative Assembly has 57 members who are elected for a term of five years subject to earlier dissolution of the Assembly by the Lieutenant Governor, usually on the recommendation of the Executive Council. In the latest general election of members of the Legislative Assembly, held on September 21, 1999, the New Democratic Party was elected to a majority of seats.

      The following table sets forth the results of the three most recent elections of the Province.

	1990	1995	1999

New Democrat	20	23	32
Progressive Conservative	30	31	24
Liberal	7	3	1
Total	57	57	57

ECONOMY

General

      Manitoba has a diversified economy. Its major industries are manufacturing, real estate, transportation and storage, wholesale and retail trade, construction and communication. The largest components of manufacturing are food processing, transportation equipment, machinery, fabricated metals; wood; furniture; chemicals; plastics; and printing. Agricultural production is diversified between crops and livestock. In transportation, Manitoba is a major center for truck, rail and air transport, and there is a deep-sea port at Churchill on Hudson Bay. The Province exports a large portion of its production.

      The following table sets forth growth rates in 2001 for key economic indicators and selected sectors of the economy for Manitoba and Canada, as well as the unemployment rate for 2001.

	Manitoba	Canada

Gross Domestic Product	4.0%	2.6%
Real Gross Domestic Product	1.8	1.5
Capital Investment	3.0	4.5
Foreign Merchandise Exports	6.9	-2.8
Manufacturing Shipments	1.1	-5.3
Farm Cash Receipts	16.2	9.7
Value of Mineral Production	-15.1	-0.1
Retail Sales	5.7	4.4
Single-Detached Housing Starts	4.8	4.2
Consumer Price Index	2.6	2.6
Employment	0.6	1.1
Average Unemployment Rate	5.0	7.2

      Year-to-date data for 2002 indicate that retail sales and single-detached housing starts are increasing while farm cash receipts, foreign merchandise exports, utilities sales and manufacturing shipments are decreasing. According to the July 2002 Statistics Canada survey of investment intentions, capital investment is expected to increase by 2.4% to $5.5 billion as public investment increases 4.5% and private investment increases 1.7%.

      The following table sets forth selected indicators of economic activity and the compound annual growth rates for the Province and Canada for the years 1997 through 2001. In this table and throughout this document, compound annual growth rates are calculated by distributing the aggregate amount of growth during the period on the basis of a constant annual rate of growth compounded annually.

SELECTED ECONOMIC INDICATORS

						Compound
						Annual
	Year Ended December 31,					Growth
						Rate
	1997	1998	1999	2000	2001	1997-2001

	(In millions of dollars unless otherwise indicated)
Nominal Gross Domestic Product (1)
Manitoba	$29,839	$30,871	$31,794	$33,657	$34,992	4.1%
Canada	882,733	914,973	980,524	1,064,995	1,092,246	5.5
Real Gross Domestic Product
Manitoba (2)	29,839	30,810	31,653	32,569	33,161	2.7
Change	4.3%	3.3%	2.7%	2.9%	1.8%	—
Canada (2)	$882,733	$918,910	$968,451	$1,012,335	$1,027,523	3.9
Change	4.0%	4.1%	5.4%	4.5%	1.5%	—
Personal Income	$25,125	$26,312	$27,067	$28,734	$29,887	4.4
Personal Income Per Capita (in Dollars)	22,098	23,121	23,681	25,073	26,011	4.2
Retail Sales	8,589	8,773	9,026	9,396	9,937	3.7
Capital Investment	5,039	5,152	5,237	5,181	5,337	1.4
Single-Detached Housing Starts (Units)	2,019	2,368	2,231	2,348	2,460	5.1
Change in Consumer Price Index
Manitoba	2.2%	1.3%	1.9%	2.5%	2.6%	—
Canada	1.6	0.9	1.7	2.7	2.6	—
Population (July 1) (in thousands)
Manitoba	1,137	1,138	1,143	1,146	1,149	0.3
Canada	29,987	30,248	30,509	30,791	31,111	0.9
Employment (in thousands)	525.6	535.7	542.7	554.4	557.9	1.5
Average Unemployment Rate	6.5%	5.5%	5.6%	4.9%	5.0%	—
Average exchange rate (C$ per U.S.$)	1.3844	1.4831	1.4858	1.4852	1.5484	—

     (1) At market prices.

     (2) Expressed in 1997 dollars.

Sources: Statistics Canada, Manitoba Bureau of Statistics and Manitoba Department of Finance.

Economic Structure

      The Province has a diversified economy. In 2001, goods producing industries accounted for 27.8% of real gross domestic product at basic prices. Manufacturing accounted for 12.9% of real gross domestic product at basic prices, construction for 4.5% and agriculture for 4.3%. The commercial service sector accounted for 52.2% of real gross domestic product at basic prices, and the non-commercial service sector for 20.0%.

      The following table sets forth the Real Gross Domestic Product by industry at basic prices and the compound annual growth rates for the years 1997 through 2001.

REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES BY INDUSTRY (1)

						Compound
						Annual
	Year Ended December 31,					Growth
						Rate
	1997	1998	1999	2000	2001	1997-2001

	(In millions of 1997 dollars)
Goods Producing Industries
Manufacturing	$3,691	$3,851	$3,850	$3,878	$3,933	1.6%
Construction	1,300	1,385	1,388	1,338	1,387	1.6
Agriculture (2)	1,276	1,443	1,434	1,499	1,310	0.7
Utilities	1,103	1,071	1,053	1,151	1,181	1.7
Mining	616	642	531	599	626	0.4
Forestry	48	55	65	61	61	6.2

Total Goods Producing Industries	8,033	8,446	8,320	8,526	8,497	1.4

Service Producing Industries
Commercial Services
Finance, Insurance and Real Estate	2,802	2,858	2,961	3,091	3,205	3.4
Owner-Occupied Dwellings (3)	2,616	2,649	2,700	2,758	2,807	1.8
Wholesale Trade	1,597	1,679	1,775	1,830	1,943	5.0
Transportation and Storage	1,909	1,892	1,964	1,975	1,882	-0.4
Retail Trade	1,470	1,534	1,602	1,644	1,716	3.9
Information and Culture	808	852	1,009	1,200	1,329	13.2
Business Services	994	1,039	1,115	1,195	1,220	5.3
Accommodation, Food and Beverage	657	667	698	709	689	1.2
Other Services	1,015	1,077	1,120	1,116	1,159	3.4

Total Commercial Services	13,868	14,247	14,944	15,518	15,950	3.6

Non-Commercial Services
Hospitals and Welfare	2,034	2,086	2,121	2,124	2,149	1.4
Education	1,484	1,505	1,534	1,583	1,611	2.1
Federal Administration	958	949	1,016	1,035	1,085	3.2
Provincial Administration	639	651	694	709	734	3.5
Local Administration	469	493	524	504	517	2.5

Total Non-Commercial Services	5,584	5,684	5,889	5,955	6,096	2.2

Total Service Producing Industries	19,450	19,931	20,834	21,472	22,046	3.2

Real Gross Domestic Product at Basic Prices	$27,483	$28,377	$29,154	$29,998	$30,543	2.7

     (1) Real Gross Domestic Product measures value added and therefore differs from the value of production or the value of shipments by industry. Real Gross Domestic Product at basic prices is the sum of all factor incomes from production in the Province. Real Gross Domestic Product at basic prices plus indirect taxes, minus subsidies, equals Real Gross Domestic Product at market prices. Amounts in the table are expressed in 1997 dollars.

     (2) Agriculture also includes fishing, hunting and trapping.

     (3) Is imputed rent value of Owner-Occupied Dwellings.

Source: Manitoba Bureau of Statistics.

     Manufacturing. Manufacturing is the largest sector of the Manitoba economy and is well diversified with the four largest industries accounting for only 53.8% of the value of total shipments in 2001.

      The largest industry, food, accounts for 25.3% of total shipments, and produces a broad range of products. The next largest industries are: transportation equipment, primarily buses and aerospace equipment (14.0% of shipments); machinery, mainly agricultural implements (8.3% of shipments); and fabricated metals (6.3% of shipments). The remaining industries range in size from 6.1% to 1.7% of shipments.

      In 2001, manufacturing shipments increased 1.1% due to increased production in the chemical, furniture and printing industries.

      The following table sets forth the gross value of manufacturing shipments and the compound annual growth rates of the principal Manitoba manufacturing industries for the years 1997 through 2001.

GROSS VALUE OF MANUFACTURING SHIPMENTS

						Compound
						Annual
	Year Ended December 31,					Growth
						Rate
	1997	1998	1999	2000	2001	1997-2001

	(In millions of dollars)
Non-durables
Food	$2,138.7	$2,136.5	$2,469.5	$2,812.3	$2,899.0	7.9%
Chemicals	430.1	464.8	507.9	566.2	704.4	13.1
Plastics	350.0	389.6	452.5	448.8	472.8	7.8
Printing	429.8	393.1	410.8	424.1	466.5	2.1
Beverages	202.4	227.2	204.1	215.1	197.1	-0.7
Other Non-durables	515.6	594.4	592.3	655.6	620.8	4.8
Durables
Transportation Equipment	1,273.8	1,626.9	1,617.7	1,488.0	1,599.9	5.9
Machinery	1,406.8	1,347.3	1,050.5	1,031.5	952.3	-9.3
Fabricated Metals	517.4	543.6	710.6	757.7	721.5	8.7
Furniture	419.9	484.3	505.9	574.3	667.3	12.3
Wood	341.3	421.0	476.1	645.7	579.4	14.1
Clothing	323.2	368.3	364.9	372.3	333.0	0.7
Electrical and Electronics	151.5	172.6	184.0	241.0	214.9	9.1
Other Durables	1,226.5	1,203.0	1,109.6	1,111.8	1,036.6	-4.1

Total	$9,727.1	$10,372.5	$10,656.3	$11,344.4	$11,465.6	4.2

Source: Statistics Canada.

     In the first eight months of 2002, the value of manufacturing shipments decreased 0.7% compared to the first eight months of 2001. The decrease is principally due to a 23.7% decrease in wood products, a 23.0% decrease in electrical products and a 20.4% decrease in chemical shipments. Overall, eight of fourteen categories of manufacturing shipments reported decreases.

      Agriculture. Farm cash receipts are divided between crops and livestock and are well diversified within these major sectors of production.

      In 2001, farm cash receipts increased 16.2%. Crop receipts increased 12.8% due to increased receipts from most major crops primarily reflecting higher prices and production volumes. Livestock receipts increased 16.0% with cattle and calves receipts increasing 23.7% and hog receipts increasing 16.2%. Gains were also recorded in all other types of livestock receipts. Direct payments increased 33.1%.

      The following table sets forth farm cash receipts and the compound annual growth rates for the years 1997 through 2001.

FARM CASH RECEIPTS

						Compound
						Annual
	Year Ended December 31,					Growth
						Rate
	1997	1998	1999	2000	2001	1997-2001

	(In millions of dollars)
Crops
Wheat	$662.8	$469.1	$493.9	$447.3	$567.0	-3.8%
Oilseeds	607.4	715.7	394.4	371.4	400.6	-9.9
Other Grains	175.7	119.3	107.1	117.8	197.4	3.0
Vegetables	145.8	160.0	175.1	175.0	193.9	7.4
Specialty and Forage	115.2	145.4	149.4	170.7	153.9	7.5
Other (1)	19.3	34.6	94.8	36.1	-25.5	—

Total Crops	1,726.1	1,644.2	1,414.6	1,318.4	1,487.2	-3.7

Livestock
Hogs	467.9	396.4	482.3	676.1	785.5	13.8
Cattle and Calves	373.8	454.8	462.0	485.7	600.7	12.6
Dairy	140.4	145.9	152.3	154.0	158.0	3.0
Poultry and Eggs	121.5	123.1	126.4	143.8	152.7	5.9
Other Livestock	104.4	105.2	105.5	109.3	122.5	4.1

Total Livestock	1,208.0	1,225.4	1,328.5	1,568.9	1,819.4	10.8

Direct Payments	142.0	92.1	216.0	287.1	382.1	28.1

Total	$3,076.1	$2,961.7	$2,959.1	$3,174.4	$3,688.7	4.6

Net Cash Income (2)	$757.7	$606.1	$614.2	$643.3	$1,021.3	7.7

     (1) Includes other crops, and, as a negative amount, deferred payments on all crops.

     (2) Represents farm cash receipts less operating expenses.

Source: Statistics Canada.

     In 1999, 2000 and 2001, Direct Payments include payments under the temporary disaster income assistance programs for farm producers implemented by the provincial and Federal governments in respect of poor weather conditions in the Province. These weather conditions prevented or delayed crop seeding in some regions. These payments are estimated at $108.8 million in 1999, $48.1 million in 2000 and $117.6 million in 2001. Direct Payments in 2000 also include a one-time $100 million payment to crop producers to compensate them for the elimination of transportation subsidies.

      In 1995, subsidies for grain transportation under the Western Grain Transportation Act were eliminated. This has increased the cost to the farmer of shipping grain produced in the Province but is also resulting in changes in Manitoba agriculture such as a different mix of production and more value added locally. In connection with the termination of the subsidies, Manitoba agricultural landowners received approximately $250 million in one-time compensation payments in 1996 and 1997. These one-time payments are not included in farm cash receipts. In 1997, there were additional one-time compensation payments to farmers who rent land of approximately $59 million, which are included in cash receipts.

      In the first six months of 2002, farm cash receipts decreased 10.2% over the same period in 2001. Crop cash receipts decreased 5.9%, primarily due to lower production volumes, with the decreases occurring across all the major crop categories except specialty and forage crops. Livestock cash receipts decreased 3.1% with hogs, and cattle and calves decreasing 5.1% and 5.3%, respectively. Direct Payments decreased $117.6 million or 57.3%.

      In 2002, crop production volumes are expected to be average, although, stronger prices should lead to higher production values. The drought conditions that affected large parts of the North American plains did not affect Manitoba. The value of livestock production in Manitoba is expected to remain stable after several years of strong growth in hogs and cattle and calves.

      Minerals. The principal metals produced in Manitoba are nickel, zinc, copper, and gold. Other metals include cobalt, platinum and silver. Industrial minerals produced consist principally of sand and gravel, peat moss, stone, and lime.

      The two companies with the largest mining operations in Manitoba, accounting for approximately 65% of all mineral production, are Inco Limited, which produces mainly nickel, copper and cobalt, and Hudson Bay Mining and Smelting Co., Limited, which produces mainly copper and zinc.

      In 2001, the total value of mineral production in Manitoba decreased 15.1% to $1,048 million. The value of metal production decreased 16.7% in 2001 as a result of slightly lower production volumes and a significant decline in the price of nickel. Nickel accounted for almost 40% of the total value of mineral production in 2001. The value of petroleum production decreased 11.9%, reflecting lower prices, while the value of industrial mineral production decreased 1.7%.

      The following table sets forth the gross value of mineral production and the compound annual growth rates for the years 1997 through 2001.

GROSS VALUE OF MINERAL PRODUCTION

						Compound
						Annual
	Year Ended December 31,					Growth
						Rate
	1997	1998	1999	2000	2001	1997-2001

	(In millions of dollars)
Metals
Nickel	$442.0	$341.7	$277.1	$561.6	$413.1	-1.7%
Zinc	148.5	142.1	139.0	133.8	131.2	-3.0
Copper	165.3	121.8	122.4	129.9	122.7	-7.2
Gold	120.6	118.1	111.4	95.0	89.8	-7.1
Other Metals	64.5	84.7	78.0	68.9	67.1	1.0

Total Metals	940.9	808.4	727.9	989.3	823.9	-3.3
Petroleum	105.1	73.9	96.6	165.3	145.7	8.5
Industrial Minerals	79.6	84.7	82.7	79.5	78.1	-0.5

Total	$1,125.7	$967.1	$907.1	$1,234.1	$1,047.7	-1.8

Sources: Statistics Canada and Manitoba Department of Energy and Mines.

      Overall mining values are expected to remain stable in 2002. The Ruttan Lake mine was closed in the spring of 2002 and gold production is expected to decline by approximately 5%; however, increased production, at other mines particularly copper and zinc production, should offset these declines. The Bissett gold mine discontinued production in September, 2001, and remains in a care and maintenance mode.

      Services. The service sector comprises a wide range of activities including transportation, finance, trade, tourism and personal services. From 1997 through 2001, commercial service industries accounted for 48.3% of average total employment in Manitoba, and non-commercial (primarily publicly funded) services accounted for 25.3%.

      Winnipeg is an air, rail and trucking hub, connected to Canadian and international markets. Both of Canada’s national railways pass through Winnipeg where they have large operations. Several of Canada’s largest trucking firms are headquartered in Manitoba. Because Winnipeg International Airport is one of the few that does not have nighttime landing restrictions, and is centrally located in North America, it is a major hub for courier services.

      Commodity trading and financial services are important components of Winnipeg’s economy. In particular, the city is the center of Canada’s grain trade. The Canadian Wheat Board is located in Winnipeg. The Winnipeg Commodity Exchange is the only commodity exchange, and the second largest futures exchange, in Canada. Nine grain companies have their head office or Canadian head office in Winnipeg. Winnipeg is also the headquarters of Canada’s largest mutual fund company, Investors Group and of one of the largest life insurance companies, The Great-West Life Assurance Co.

      Manitoba’s central location, low-cost office space and multilingual labor force have contributed to the rapid expansion of call centers (telemarketing and customer service centers) in the Province. Data processing and engineering are important extra-provincial export-oriented industries. Winnipeg is the headquarters for Canwest Global, one of the largest media companies in Canada.

      Winnipeg serves as a regional shopping center for all of southern Manitoba. In 2001, retail sales in Manitoba increased 5.7% to $9.9 billion. In the first eight months of 2002, retail sales increased 8.2% compared to the same period of 2001.

      The Province has a well-developed tourism industry. As a result of Manitoba’s central location, the Province attracts national and international convention activity. Winnipeg serves as a regional entertainment center for portions of North Dakota, Minnesota and northwestern Ontario. Manitoba has an excellent resource base for outdoor recreational activities and has many public and private tourism facilities. In 2001, estimated tourism expenditures by both residents of Manitoba and visitors increased by 1.5% to $1,146 million.

Merchandise Exports

      In 2001, total merchandise exports amounted to $20.9 billion, an increase of 3.1% compared to 2000, and were equal to 57.7% of GDP at market prices. Foreign countries accounted for 44.6% of merchandise exports and other Canadian provinces and territories accounted for the balance. In 2001, of the total foreign merchandise exports, 79.9% were to the United States, 10.8% to Asia and 4.1% to Europe.

      Over the five years 1997 to 2001, exports to the United States increased by 38.2% (representing a compound annual growth rate of 8.4%) and exports to all other countries decreased by 2.9% (representing a compound annual growth rate of -0.7%). International trade agreements and changes in currency exchange rates have had a positive impact on exports over this period.

      The following table sets forth foreign exports by commodity and the compound annual growth rates for the years 1997 through 2001.

FOREIGN EXPORTS BY COMMODITY (1)

						Compound
						Annual
	Year Ended December 31,					Growth
						Rate
	1997	1998	1999	2000	2001	1997-2001

	(In millions of dollars)
Manufacturing
Transportation Equipment	$749.7	$1,048.1	$1,229.6	$1,052.9	$1,139.7	11.0%
Food	665.0	1,040.5	834.2	842.0	974.1	10.0
Primary Metals	551.5	716.0	608.1	745.8	803.5	9.9
Machinery	766.1	718.4	503.9	584.8	535.9	-8.5
Wood	266.8	351.8	505.6	540.8	531.4	18.8
Chemicals	131.1	232.0	333.6	359.2	418.1	33.6
Electrical and Electronic	296.5	303.7	235.7	274.7	273.8	-2.0
Paper and Allied	237.4	236.2	240.9	268.6	254.9	1.8
Plastics	109.8	137.4	170.0	178.5	210.5	17.7
Furniture and Fixtures	132.1	131.1	128.0	158.2	171.5	6.7
Printing and Publishing	65.3	92.9	101.4	124.8	165.6	26.2
Clothing and Textiles	117.0	136.5	157.7	193.2	156.5	7.5
Fabricated Metals	63.8	76.6	72.0	95.1	126.1	18.6
Other	191.0	183.6	227.0	340.2	245.7	6.5

Total Manufacturing	4,343.2	5,404.9	5,347.6	5,758.7	6,007.3	8.4

Agriculture
Wheat	775.1	456.1	458.9	521.3	537.3	-8.8
Oilseeds	498.8	673.2	509.3	402.5	440.0	-3.1
Cattle	222.0	238.4	176.8	188.3	257.7	3.8
Hogs	164.0	155.8	165.3	207.6	247.5	10.8
Vegetables	115.6	100.2	124.5	125.7	166.4	9.5
Other Grains	216.9	119.6	115.5	134.8	154.2	-8.2
Other Agriculture	26.7	32.0	34.6	35.7	43.2	12.8

Total Agriculture	2,019.2	1,775.2	1,585.3	1,615.8	1,846.2	-2.2

Electricity	309.8	356.2	343.0	442.7	478.2	11.5
Other Primary	40.8	43.2	45.4	43.9	50.4	5.4
Oil Trans Shipment	438.4	311.2	504.9	596.0	664.1	10.9
Other	162.6	177.9	222.6	256.8	267.7	13.3

Total	$7,313.9	$8,068.5	$8,049.5	$8,713.9	$9,314.0	6.2

     (1) Most export data, except for some principal grains, are based on port-of-exit information; consequently, data for many categories do not reflect the true value of provincial foreign exports. The above data for 2001 include two items that do not truly reflect Manitoba exports. The value of nickel exports is $337.3 million. This does not include an estimated $37.9 million of nickel, which was exported through Ontario in that year. Oil Trans Shipment represents crude oil production that originated in Alberta and Saskatchewan and was shipped through the Province.

Source: Statistics Canada.

      Total foreign exports for the first eight months of 2002 were down 2.4% compared to the first eight months of 2001. On a year-to-date basis, exports to the United States have increased by 1.3% while exports to other countries have decreased by 17.6%.

Capital Investment

      In 2001, capital investment increased 3.0%. Capital investment grew in the utilities; public administration; transportation and storage; education services and finance and insurance sectors.

Decreases occurred in retail trade; real estate; health care and social services; and manufacturing sectors. The Statistics Canada survey of investment intentions published in July 2002 indicates that capital investment in 2002 is expected to increase by 2.4%. Private capital is expected to increase 1.7% and public investment to increase 4.5%. Significant increases are expected to occur in mining; other services; retail trade; public administration; and housing. Significant decreases are expected to occur in education; professional and scientific; wholesale trade; and manufacturing.

      The following table sets forth categories of capital investment and the compound annual growth rates for the years 1997 through 2001.

CAPITAL INVESTMENT

						Compound
						Annual
	Year Ended December 31,					Growth
						Rate
	1997	1998	1999	2000	2001	1997-2001

	(In millions of dollars)
Housing	$808.2	$865.5	$869.5	$858.0	$882.0	2.2%
Public Administration	404.5	420.2	575.6	522.5	612.6	10.9
Manufacturing	673.5	584.2	549.1	634.7	589.1	-3.3
Utilities	357.1	379.0	418.2	397.6	508.7	9.2
Transportation and Storage	527.3	681.8	657.4	375.0	406.4	-6.3
Finance and Insurance	270.8	269.6	306.7	361.3	388.0	9.4
Agriculture	442.5	435.8	319.7	312.7	313.8	-8.2
Minerals	231.4	154.2	128.4	236.0	234.6	0.3
Real Estate	98.7	151.0	225.9	230.0	187.1	17.3
Retail Trade	138.5	155.7	154.6	237.0	177.6	6.4
Health Care and Social Services	80.5	87.1	153.7	166.4	151.8	17.2
Wholesale Trade	164.1	172.7	191.5	145.2	143.3	-3.3
Education	79.6	94.5	114.2	121.8	131.6	13.4
Construction	109.8	136.8	109.9	102.2	108.3	-0.3
Professional and Scientific	132.7	107.3	64.3	114.2	108.1	-5.0
Other	520.0	456.9	398.5	366.7	394.4	-6.7

Total	$5,039.2	$5,152.3	$5,237.2	$5,181.3	$5,337.4	1.4

Private	$3,940.3	$4,083.0	$3,847.2	$3,870.0	$3,884.9	-0.4
Public	1,098.9	1,069.3	1,390.0	1,311.3	1,452.4	7.2

Total	$5,039.2	$5,152.3	$5,237.2	$5,181.3	$5,337.4	1.4

Source: Statistics Canada.

Labor Force

     In 2001, employment increased by 0.6% with growth occurring in information, culture and recreation; wholesale and retail trade; management, administrative and other support services; transportation and warehousing; public administration; forestry, fishing and mining; and educational services. There was no change in manufacturing employment. Declines were recorded in utilities; agriculture; other services; construction; finance, insurance and real estate; professional, scientific and technical services; health and social assistance; and accommodation and food services. In 2001, the average unemployment rate in Manitoba was 5.0%, the second lowest of any province in Canada and significantly lower than Canada’s rate of 7.2%.

      The following table sets forth selected labor force statistics for Manitoba and Canada for the years 1997 through 2001.

LABOR FORCE

	Annual Averages

	1997	1998	1999	2000	2001

	(In thousands unless otherwise
	indicated)
Labor Force	562.0	566.8	574.8	583.2	587.1
Employment	525.6	535.7	542.7	554.4	557.9
Participation Rate	66.6	67.0	67.5	67.9	68.1
Participation Rate (Canada)	64.9	65.1	65.6	65.9	66.0
Unemployment Rate	6.5	5.5	5.6	4.9	5.0
Unemployment Rate (Canada)	9.1	8.3	7.6	6.8	7.2

Source: Statistics Canada.

     In the first nine months of 2002, seasonally adjusted employment in Manitoba increased 1.8% compared to the same period for 2001, reaching 565,000. Employment increases were recorded in information, culture and recreation; agriculture; education and health services; wholesale and retail trade; accommodation and other services; public administration; professional and administrative services; and forestry, fishing and mining. Employment was unchanged in utilities. Declines were recorded in construction; transportation and warehousing; finance, insurance and real estate; and manufacturing.

      In the first nine months of 2002, the seasonally adjusted unemployment rate in Manitoba averaged 5.2%, up from 5.1% in the same period in 2001. In the first nine months of 2002, the seasonally adjusted unemployment rate in Canada averaged 7.7%. Manitoba’s seasonally adjusted labor force participation rate over the first nine months of 2002 averaged 69.0%, up from 67.9% in the same period of 2001.

Energy

      Refined petroleum and natural gas provided 37.5% and 35.2%, respectively, of the Province’s total energy needs in 2000, while 24.6% was provided by hydro-electric energy generated in the Province. For more information on hydro-electric energy generated in the Province, see “The Manitoba Hydro-Electric Board.”

GOVERNMENT FINANCES

      Under the Constitution, the Province has the power to impose direct taxation within the Province in order to raise revenue for Provincial purposes. It also has exclusive jurisdiction over the borrowing of money on the sole credit of the Province.

      Under the statutes of the Province, public money is deposited to the credit of the Minister of Finance and forms part of the Consolidated Fund of the Province. Money necessary to carry out the operations of the Province in each fiscal year is voted by the Legislative Assembly, with the exception of those expenses for which provision has already been made by special legislation, such as amounts required to service the debt of the Province and to fulfill guarantees made by the Province. In addition, the Lieutenant Governor in Council may, when the Legislative Assembly is not in session, authorize expenses that are urgently and immediately required for the public good through the issuance of special warrants.

      The financial statements for the Consolidated Fund of the Province of Manitoba (which are included in an exhibit to the Province’s Annual Report on Form 18-K, which exhibit is incorporated by reference) reflect, in a single set of financial statements, the transactions and balances of the Operating Fund (which records the operations of government departments and programs), the Trust Fund (which records the trust administration function) and other special funds of the Province, on a combined basis. The accounts and financial statements of the Province are examined by the Auditor General who is responsible to the Legislative Assembly and is required to make a report to the Legislative Assembly with respect to each fiscal year.

      The revenues and expenses of the Provincial Government are recorded in the financial statements for the Consolidated Fund on the following basis. These accounting policies have been developed and are applied in accordance with the provisions of the provincial Financial Administration Act.

a)	Revenue — All revenues are recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable. Government transfers other than entitlements are recognized as revenue in the period during which the transaction is authorized and any eligibility criteria are met. Entitlements from the Government of Canada are recorded on a cash basis except for accruals of prior year adjustments determined before June 30 each year. Recoveries of the debt servicing costs on self-supporting debt and revenue earned on investments and advances are recorded as a reduction of debt servicing expense.

b)	Expenses — All expenses incurred for goods and services received are recorded on an accrual basis. Exceptions to this policy involve the acquisition of inventories acquired for the government’s use that are reflected as expenses when incurred.

Expenses include provisional amounts recorded in anticipation of future costs which are quantifiable and have been identified as obligations. Government transfers are recognized as expenses in the period during which the transaction is authorized and any eligibility criteria are met.

c)	Pension Benefits — The annual cost recorded is based on the government’s share of pensions paid to retired employees, teachers and Members of the Legislative Assembly, as well as current contributions to Registered Retirement Savings Plan accounts and tax paid trusts on behalf of MLAs and employees who are pensionable outside of the Civil Service Superannuation Fund. The government does not record its liability for the unfunded cost of pension benefits earned by employees, teachers and Members of the Legislative Assembly.

      Fluctuations in the value of direct funded debt payable in foreign currencies, debt discounts and premiums and investment discounts and premiums are amortized monthly over the life of the debt or investment.

      The accounts of the Consolidated Fund of the Province include investments in, and loans, advances and grants to, Crown organizations and government enterprises, but in general do not include the profits or losses of such entities. Each of these entities maintains its own accounting records, which are audited annually. For information relating to loans and advances to Crown organizations and government enterprises, see “Crown Organizations and Government Enterprises.”

      The accounts of the Consolidated Fund do not include revenue and expenditure of local government bodies such as municipalities and school boards which carry out certain responsibilities delegated by the Province, except that provincial assistance provided to such entities is included in the accounts of the Consolidated Fund as expenditure.

      In addition to the financial statements for the Consolidated Fund, the Government of Manitoba also annually prepares Summary Financial Statements (see “Summary Financial Statements”) (which are included in an exhibit to the Province’s Annual Report on Form 18-K, which exhibit is incorporated by reference) which consolidate the financial statements of the Consolidated Fund with the financial statements of the various Crown organizations and government enterprises (i.e. entities whose principal activity is carrying on a business). See “Tables of Supplementary Information — Tables III and IV.” The Summary Financial Statements reflect a liability for the unfunded cost of pension benefits earned by employees, teachers and Members of the Legislative Assembly.

      The Provincial Government prepares a budget for each fiscal year, which estimates revenue and expenses. The Fiscal Stabilization Fund was established to cushion fluctuations in provincial revenue and provide a more stable basis for fiscal decisions. The Fund is also available for special initiatives. The Fiscal Stabilization Fund earns interest. Transfers to and from the Fiscal Stabilization Fund are determined by the Minister of Finance, subject to approval by the Lieutenant Governor in Council. At March 31, 2002, the Fiscal Stabilization Fund had $247.2 million in liquid assets.

      The Balanced Budget, Debt Repayment and Taxpayer Accountability Act (the “Balanced Budget Act”) requires the total expenses of the Province (both current and capital) to be no greater than revenue (including transfers from the Fiscal Stabilization Fund and transfers to the Debt Retirement Fund). Exceptions are allowed only for war, disaster or a single year decline in revenue of 5.0% or more.

      If a deficit not allowed under the Balanced Budget Act is incurred, the salaries of all members of the Executive Council will be reduced, and the shortfall is required to be made up in the subsequent year. These provisions do not apply in the fiscal year during which an election results in a change in the party forming the Government. The Balanced Budget Act requires minimum, annual payments to the Debt Retirement Fund, which currently are at a level of $96 million per year, for the purpose of retiring the net general-purpose debt of the Province. The Balanced Budget Act limits tax increases by requiring the approval of voters in a referendum before the rates of four major taxes may be increased. At present, these four taxes account for about three-quarters of own source revenue and about one-half of total revenue. Exceptions are allowed for revenue-neutral rebalancing of Provincial tax rates, and for offsetting changes in federal and provincial taxes.

      The Balanced Budget Act, the Fiscal Stabilization Fund Act and the Financial Administration Act have been amended to provide for fiscal years beginning in the fiscal year ended March 31, 2001 that:

•	transfers to and from the Fiscal Stabilization Fund and the Debt Retirement Fund may not be recorded as expenditure or revenue but are recorded as transfers;

•	debt repayments in the Debt Retirement Fund are broadened to include the pension liability of the government; and

•	the proceeds from the sale of a Crown corporation may not be used in determining whether there is a positive or negative balance for a fiscal year.

      Total Operating Fund expenses and transfers to the Debt Retirement Fund for the year ended March 31, 2002 were $6,833.5 million, down $19.5 million from the budget estimate of $6,853.0 million, reflecting higher than anticipated health care, offset by lower Public Debt costs. Total Operating Fund Revenue and a transfer of $150 million from the Fiscal Stabilization Fund, were $6,896.8 million or $33.4 million higher than the budget estimate of $6,863.4, reflecting an increased transfer from the Fiscal Stabilization Fund offset by lower than anticipated personal and corporate income taxes and federal transfers. The reported budgetary surplus for the year ended March 31, 2002 was $63.3 million as compared to an estimated surplus of $10.4 million.

      The budget papers presented in April 2002, had contemplated a distribution of retained earnings from Manitoba Hydro of $150 million for the year ended March 31, 2002. Because the legislative authority for this transfer did not take effect until August 2002, the distribution was not reflected in the 2001/02 fiscal year results. In lieu of this distribution, $150 million was transferred from the Fiscal Stabilization Fund to the Operating Fund in that fiscal year.

      The budget for the fiscal year ending March 31, 2003 was presented to the Legislature on April 22, 2002. The budget estimate in the following table reflects the $150 million transfer of retained earnings from Manitoba Hydro, to the Province, and the transfer of that amount back to the Fiscal Stabilization Fund. An additional transfer from the Fiscal Stabilization Fund in the 2002/2003 fiscal year is expected in the amount of $93.0 million.

      The following table sets forth the transactions of the Operating Fund for the four fiscal years ended March 31, 2002 and the budget estimate for the fiscal year ending March 31, 2003.

STATEMENT OF OPERATING FUND TRANSACTIONS

	Year Ended March 31,				Budget
					Estimate
	1999	2000	2001	2002	2003

	(In millions of dollars)
Revenue (1)
Federal Transfers	$1,559.6	$2,073.1	$2,091.4	$2,206.4	$2,362.3
Individual and Corporation Income Taxes	2,022.4	1,918.1	2,200.8	1,965.7	1,828.8
Other Corporation Taxes	383.1	399.5	404.7	420.0	414.7
Sales Taxes	938.0	974.6	1,000.8	1,031.5	1,098.1
Luxury Taxes	491.8	493.9	518.5	549.9	597.0
Gasoline and Motive Fuel Taxes	224.4	218.4	223.5	222.9	225.3
Natural Resources Revenue	86.9	93.6	138.6	155.7	151.9
Manitoba Hydro Retained Earnings Distribution	—	—	—	—	75.0
Other Revenue	175.8	166.6	173.7	194.7	188.2

Total Revenue Before Transfer from Fiscal Stabilization Fund	5,882.0	6,337.8	6,752.0	6,746.8	6,941.3

Expenses (1)
Health and Community Services	$2,728.9	$3,067.7	$3,302.3	$3,504.0	$3,639.3
Education	1,120.5	1,187.4	1,265.9	1,288.3	1,341.4
Economic and Resource Development	653.7	793.6	718.2	640.9	775.9
Consumer Services, Public Protection and Other Government Services	553.3	634.8	463.3	520.7	494.1
Manitoba Tax Credit Programs	178.0	177.7	218.1	233.3	231.2
Direct Local Government Assistance	137.5	110.0	135.8	134.6	141.9
Allowance for Losses	(0.1)	0.2	0.9	1.6	0.8
Public Debt	514.8	465.3	510.7	414.1	368.3
Less: Year-End Savings (2)	—	—	—	—	(65.0)

Total Expenses Before Transfer to Debt Retirement Fund	$5,886.6	$6,436.7	$6,615.2	$6,737.5	$6,927.9

Operating Fund Surplus/(Deficit) Before the balance of The Manitoba Hydro Retained Earnings Distribution & Transfers	(4.6)	(98.9)	136.8	9.3	13.4
Manitoba Hydro Retained Earnings Distribution (3)	—	—	—	—	150.0
Transfer Manitoba Hydro Retained Earnings Distribution to Fiscal Stabilization Fund (3)	—	—	—	—	(150.0)
Transfer from Fiscal Stabilization Fund	185.7	184.7	—	150.0	93.0
Transfer to Debt Retirement Fund	(150.0)	(75.0)	(96.0)	(96.0)	(96.0)

Operating Fund Surplus (4)(5)	$31.1	$10.8	$40.8	$63.3	$10.4

Financing Requirements
Refinancing
For General Government Programs	$1,299.7
For The Manitoba Hydro-Electric Board	462.9
For Other Self-Sustaining Programs	38.6
New Cash Requirements
For General Government Capital Investments	—
For The Manitoba Hydro-Electric Board	309.0
For Other Self-Sustaining Programs	150.0

Total Provincial Financing Requirement	$2,260.2

     (1) For additional details, see “Tables of Supplementary Information — Tables I and II.”

     (2) Anticipated unexpended portion of budgeted amount.

     (3) The 2002 Budget Papers identified special export profits distribution in the amount of $150 million from The Manitoba Hydro-Electric Board in the fiscal year 2001/02. Due to the fact that the legislative authority was not proclaimed until August 2002, the distribution was not reflected in the 2001/02 fiscal year. In lieu of this distribution, $150 million was transferred from the Fiscal Stabilization Fund to the Operating Fund in the fiscal year 2001/02. The Budget Estimate noted above for the fiscal year 2002/03 reflects The Manitoba Hydro Retained Earnings distribution to the Province and the funds being transferred back to the Fiscal Stabilization Fund.

     (4) Volume 1 of the Public Accounts for the year ended March 31, 2002 (is an exhibit to the Province’s Annual Report on Form 18-K, which exhibit is incorporated by reference) reflects both the Summary Financial Statements of the Government and the transactions and balances of the Operating Fund and Special Funds of the Province of Manitoba. The Summary Financial Statements of the Government of the Province of Manitoba are designed to reflect the Government’s management of public financial affairs and resources as a whole. In the opinion of the Auditor General, the financial statements for the year ended March 31, 2002 have been fairly presented in accordance with the accounting policies disclosed in the notes to the financial statements. Summary Financial Statements are reflected in the “Tables of Supplementary Information — Tables III and IV.”

     (5) The Operating and Special Funds financial statements do not include the Government’s pension liabilities. If the pension liabilities were included, the liabilities and accumulated deficit of the Operating and Special Funds as at March 31, 2002 would increase by $3.2 billion.

Revenue

      Provincial Source Revenues. Of its Total Revenue Before Transfer from Fiscal Stabilization Fund budgeted for the fiscal year ending March 31, 2003, the Province expects to derive $4,579.0 million or about 66.0% from provincial sources.

      Taxation in Canada is constitutionally divided between the Federal and Provincial Governments. The Federal Government collects taxes partly for its own expenditures and partly for distribution to the provinces. The Federal Government has authority to apply both direct and indirect taxes while provinces generally may apply direct taxes only. However, provinces may apply limited indirect taxation in the resource field. Local governments derive their taxing powers from the provinces.

      The personal income tax field is shared by the Federal and Provincial Governments. Until 1999, the Province employed a three tax system: a basic income tax (calculated as a percentage of basic Federal income tax), a net income tax and a net income surtax. For many tax-filers, tax owing was reduced by a low-income tax reduction and several tax credits. Under new Federal-Provincial arrangements, the Province now has more latitude in the design of its income tax system. The Province has replaced its three tax system with a single tax with brackets and rates applied directly to taxable income. These changes were partially implemented for the 2000 tax year. The full system was implemented on January 1, 2001. These changes were accompanied by increased tax credits, which are recorded as expenses. The personal income tax is collected on the Province’s behalf by the Federal government.

      Personal income tax revenue in the fiscal year ending March 31, 2003 is budgeted at $1,682.3 million, net of provincial-municipal revenue sharing arrangements under which the Province allocates a portion of its gross personal income tax to local governments.

      The Province is also lowering its levies on corporation income taxes of small business. The tax rate on taxable income of small businesses (currently with active business income of less than $300,000) was reduced from 6% to 5% effective January 1, 2002. The rate for large businesses was reduced from 17% of taxable income to 16.5% on January 1, 2002 and will be reduced by further reductions of 0.5% each January 1 thereafter until it reaches 15% on January 1, 2005. Corporation income tax revenue for the fiscal year ending March 31, 2003 is budgeted at $146.5 million, net of provincial-municipal revenue sharing arrangements under which the Province allocates 1.0 percentage point of its corporation income tax to local governments.

      The Province applies a tax at a general rate of 7% on retail sales of most tangible personal property, with major exemptions in respect of food for home consumption, children’s clothing under $150, custom software and most farm machinery and prescription drugs. Retail sales tax revenue in the fiscal year ending March 31, 2003 is budgeted at $1,032.5 million.

      The Province levies a tax of 11.5¢ per litre on gasoline, and 10.9¢ per litre on motive fuels. For the fiscal year ending March 31, 2003, the revenues from gasoline and motive fuel taxes are budgeted at $225.3 million. There is also a tobacco tax of 14.5¢ per cigarette and 13.2¢ per gram of loose tobacco. Total tobacco tax revenue for the fiscal year ending March 31, 2003 is budgeted at $178.0 million.

      A levy for financing health and post-secondary education is applied to total compensation paid to employees by Manitoba employers. Employers with annual payrolls under $1 million are exempt and those with payrolls between $1 million and $2 million are subject to reduced rates. The tax rate on taxable payroll is 2.15%. For the fiscal year ending March 31, 2003, the levy is budgeted to yield $243.3 million.

      Federal Government Transfers. Transfer payments from the Federal Government are budgeted to provide $2,362.3 million, or approximately 34.0% of the Province’s Total Revenue Before Transfer from Fiscal Stabilization Fund budgeted in the fiscal year ending March 31, 2003. Unconditional transfers, primarily receipts under a Federally funded provincial revenue equalization formula and cash payments under the Canada Health and Social Transfer, account for approximately 32.2% of total budgetary revenue. Conditional transfers, consisting mainly of federal cost-sharing payments in respect of programs for social and economic development, account for the remainder of Federal government transfers.

      The largest and most important of these Federal-provincial financing arrangements are authorized by the Federal-Provincial Fiscal Arrangements Act, (the “Federal Act”). The Federal Act establishes the concept of tax revenue equalization on a per capita basis to a value established by a formula incorporating a representative average tax system of the provinces. The Province budgeted unconditional revenue of $1,481.3 million from Federal equalization payments in the fiscal year ending March 31, 2003.

      The current Canada Health and Social Transfer Arrangements within the Federal Act provide for federal assistance in respect of social programs through transfers to the Provincial governments of income taxing authority and cash payments. The amount of Federal assistance does not bear a direct relationship to the program costs of the Province, but rather is calculated on the basis of per capita entitlements. The cash component of these arrangements is budgeted at $728.8 million for Manitoba for the fiscal year ending March 31, 2003. On October 20, 2000, the Federal Government passed an Act to increase payments under the Canada Health and Social Transfer. In the October 1, 2002 Throne Speech, the Federal Government indicated that there would be increased payments for health care transfers forthcoming in the 2003 Federal Budget.

      In January 2002, the Federal government discovered a long-standing error with respect to personal income tax remittances to provinces for taxes collected by the Federal government on behalf of the provinces. Several provinces, including Manitoba, received overpayments. Transfer payments of most provinces were also impacted by this error. The Federal government has recovered from Manitoba a total of $168 million related to the 2000 tax year remittances and will recover a further amount for the 2001 tax year currently estimated at $112 million. In September 2002, the Federal government announced a settlement with the provinces affected by this error and an amendment to equalization regulations that will result in Manitoba receiving an additional estimated $138 million for 2001/02. In accordance with the settlement, Manitoba will reimburse the Federal government $91 million, to be paid in ten equal annual installments beginning in 2004/05. Also, as part of the settlement, Manitoba receives a $140 million transitional payment in 2002/03. This payment will offset a similar amount which had been budgeted as equalization revenue in the Budget Estimate 2003 and which will not be received.

      The Federal Act includes a stabilization formula, which provides for federal grants and interest-free loans if revenue from a province’s own sources plus equalization falls below 95% of the previous year’s level, excluding variations of natural resource revenue. The Federal Act also provides a limited guarantee arrangement to compensate provinces for certain losses incurred during the calendar year in which a national personal income tax change results in provincial income tax reductions.

Expenditure

      Health and Community Services. For the fiscal year ending March 31, 2003, expenditure on Health and Community Services is budgeted at $3,639.3 million, an increase of 3.9% over the prior year. This is the largest single expenditure category and represents 51.8% of the Province’s total budgeted expenditure and transfer to Debt Retirement Fund. Health and Community Services includes the Universal Health Benefits Plan under which hospital and medical care is available to Manitoba residents without charge. Under this Plan, the Province pays all the operating costs as well as the debt servicing costs of approved capital construction for hospitals and personal care institutions. The Province has budgeted the gross cost of services under the Plan at $2,770.9 million for the fiscal year ending March 31, 2003, an increase of 3.8% over the prior year.

      Also included in this category is $839.0 million budgeted for the Province’s social security program which provides income security, financial assistance to the elderly, rehabilitation services for physically and mentally handicapped persons and child welfare services.

      Education. Education expenditure for the fiscal year ending March 31, 2003 is budgeted at $1,341.4 million, an increase of 4.1% over the prior year, and represents 19.1% of Manitoba’s total budgeted expenditure and transfer to Debt Retirement Fund. The major portion of this expenditure, amounting to $792 million, is for providing direct financial support to local school divisions for the approved cost of public schools in the Province as well as the debt servicing costs of approved capital construction for schools. The additional funds required to operate the public schools, plus any special projects undertaken by the school divisions, are derived from a property tax on the residents of the divisions.

      This expenditure also includes financial support for the four universities and the three community colleges in the Province, which is budgeted to amount to $411.7 million for the fiscal year ending March 31, 2003.

      Economic and Resource Development. Expenditure on economic and resource development is budgeted at $775.9 million for the fiscal year ending March 31, 2003, an increase of 21.1% from the prior year, and represents 11.0% of Manitoba’s total budgeted expenditure and transfer to Debt Retirement Fund. The largest item in this category is Transportation and Government Services, amounting to $341.2 million.

      Consumer Services, Public Protection and Other Government Services. Expenditure for Consumer Services, Public Protection and Other Government Services is budgeted at $494.1 million, a decrease of 5.1% over the prior year.

      Other. The Province also provides property and cost-of-living tax credits to residents of Manitoba, budgeted at $231.2 million for the fiscal year ending March 31, 2003.

      Expenditure for Provincial assistance to local governments is budgeted at $141.9 million for the fiscal year ending March 31, 2003 and includes $72.0 million for grants to the City of Winnipeg and $14.1 million for grants in lieu of taxes to municipalities.

SUMMARY FINANCIAL STATEMENTS

      The Summary Financial Statements of the Government of the Province of Manitoba (See “Tables of Supplementary Information — Tables III and IV”) reflect the financial results of the Government Reporting Entity which consists of the Consolidated Fund plus Crown organizations and government enterprises (i.e. entities whose principal activity is carrying on a business). These financial statements consolidate the financial statements of all of the organizations comprising the Government Reporting Entity, except for government enterprises, which are accounted for by the modified equity method of accounting. The purpose of the Summary Financial Statements is to report fully the nature and extent of the financial affairs and resources for which the Government is ultimately responsible.

      In order to be considered a part of the Government’s Reporting Entity for the “Summary Financial Statements”, an organization must be accountable for the administration of its financial affairs and resources to a minister of the Government, or directly to the Legislature, and must be owned and/or controlled by the Government, as determined by legislative provisions or by a majority holding of voting share capital. The financial operations of organizations which are not part of the Government Reporting Entity are reflected in the Summary Financial Statements only to the extent that:

1. they receive money from or pay money to the Government, or

2. any non-recoverable deficits they incur are adjusted against the amounts loaned, advanced or invested in them by the Government, or

3. where the Government has no loans, advances or investments involved, any losses they incur, which are assumed by the Government, are recorded as accrued charges.

      Crown organizations are consolidated after adjusting them to a basis consistent with the accounting policies of the Government Reporting Entity. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax and the levy for health and education, which remain on a gross basis as operating expenses and revenue. Where the fiscal year-end of Crown organizations is not the same as that of the Government Reporting Entity and their transactions significantly affect the financial statements, they are restated to March 31.

      Government enterprises maintain their accounts in accordance with accounting principles which are generally accepted for business enterprises and which are considered appropriate to their individual objectives and circumstances. They are reported by the modified equity method of accounting without adjusting them to a basis consistent with that of the Government Reporting Entity. Under the modified equity method, the Province includes the Government enterprises’ net assets and net income by adjusting the investment shown in the Province’s Statement of Financial Position and by presenting the net income as a separate item on the Province’s Statement of Revenues and Expenses. The financial results of enterprises are not restated to March 31 notwithstanding that their fiscal year-end may not be the same as that of the Government Reporting Entity. Inter-entity accounts and transactions are not eliminated, nor are normal inter-entity operating transactions disclosed separately.

CROWN ORGANIZATIONS AND GOVERNMENT ENTERPRISES

      The Province provides certain services and promotes certain types of social and economic development through Crown organizations and government enterprises (“Crown organizations”) which have access to financial assistance from the Province through advances, equity investments, guaranteed borrowings, loans and grants. Crown organizations such as The Manitoba Hydro-Electric Board are intended to operate on a commercial basis, rather than being subsidized by the Province. The Province also operates other Crown organizations, such as The Manitoba Agricultural Credit Corporation and The Manitoba Housing and Renewal Corporation, on a partially subsidized basis with funds provided from departmental appropriations. With the exception of The Liquor Control Commission and The Manitoba Lotteries Corporation, the profits of which are transferred to the Province, Crown organizations generally retain their profits for their own requirements. However, Manitoba Hydro will transfer up to $288 million of retained earnings to the Province for the fiscal years ending 2003 and 2004. Loans, advances, investments and grants are made as required for the operations of the organizations pursuant to appropriations in the Provincial Budget or through specific enactment by the Legislative Assembly.

      A valuation allowance is provided in the accounts of the Province for decreases in the value of loans, advances and investments made to Crown organizations, and is adjusted annually for changes that occur in the estimated realizable value of these assets, based on financial results applicable to the most recent fiscal year completed prior to April 1. The allowance is intended to provide for any accumulated operating and capital deficits of Crown organizations. This allowance as at March 31, 2002, was $125.1 million in respect of the Province’s total investment in its Crown organizations in the amount of $8,264.2 million at such date.

      The following table summarizes the loans and advances of the Province’s principal Crown organizations for the years 1998 through 2002 and the allowance for losses on realization of assets as at March 31, 2002:

LOANS AND ADVANCES TO

CROWN ORGANIZATIONS AND GOVERNMENT ENTERPRISES (1)

	As at March 31,

						2002
						Valuation
	1998	1999	2000	2001	2002	Allowance

			(In thousands of dollars)
The Manitoba Hydro- Electric Board (2)	$5,646,724	$6,202,135	$6,854,360	$7,017,104	$7,221,434	$—
The Manitoba Housing and Renewal Corporation	392,275	386,873	370,077	355,007	351,968	17,307
The Manitoba Agricultural Credit Corporation	213,157	258,993	310,811	314,545	326,423	28,804
The Manitoba Lotteries Corporation (3)	—	—	—	170,000	170,000	—
Manitoba Development Corporation	78,839	80,633	87,477	88,168	104,378	49,317
Other	97,222	192,469	92,236	84,809	90,022	29,706

Total	$6,428,217	$7,121,103	$7,714,961	$8,029,633	$8,264,225	$125,134

     (1) Crown Organizations and Government Enterprises also have debt not guaranteed by the Province which consists of $188.4 million held by Canada Mortgage and Housing Corporation, an agency of the Federal government, $36.0 million held by various First Nation Bands and $2.4 million of assumed mortgages on existing property.

     (2) Provincial advances have been adjusted by the foreign currency fluctuation on the Direct Debt of the Province for which Manitoba Hydro is responsible.

     (3) Refinancing of debt which was previously directly incurred by this entity.

     The Manitoba Hydro-Electric Board provides for a supply of electrical power adequate for the needs of Manitoba, and promotes economy and efficiency in the generation, distribution, supply and use of electrical power within Manitoba. See “The Manitoba Hydro-Electric Board.” Pursuant to legislation enacted in 2001, the Government may not privatize Manitoba Hydro unless approved by the voters of Manitoba in a referendum.

      The Manitoba Housing and Renewal Corporation undertakes the construction of housing projects and administers various Provincially subsidized housing programs, including rental subsidies for low income families, housing grants for elderly persons and housing improvement programs.

      At March 31, 2002, the Corporation had total assets of $625.1 million represented by $315.2 million of projects completed or under construction, owned land held for development and/or sale having a book value of $13 million, loans and mortgages receivable of $175.4 million and other assets of $121.5 million.

      The Manitoba Agricultural Credit Corporation provides credit for farmers principally through direct loans for capital purposes secured by first mortgages held by the Corporation and through guarantees of loans by chartered banks.

      At March 31, 2002, the Corporation had total assets of $315.0 million, of which $275.8 million represented receivables secured by first mortgages on farmland and buildings. For the fiscal year ended March 31, 2002, the Corporation’s operating deficit was $1.4 million, after a Provincial operating grant of $4.6 million. As at March 31, 2002, the accumulated deficit of the Corporation was $26.1 million, primarily representing an allowance for doubtful accounts which the Province will fund as accounts are written off.

PUBLIC DEBT

Debt Record

      The Province has always paid the full face amount of the principal of and premium and interest on (a) every direct obligation issued by it and (b) every indirect obligation on which it has been required to implement its guarantee, all promptly when due in the currency in which and country where payable at the time of payment thereof, subject during wartime to any applicable laws and regulations forbidding trading with the enemy.

Direct Funded Debt of the Province

      The Province borrows to fund its net cash requirement. The following table summarizes the direct funded debt of the Province by currency as at March 31 for the years 1998 through 2002.

DIRECT FUNDED DEBT OF THE PROVINCE (1)

	As at March 31,

	1998	1999	2000	2001	2002 (2)

		(In thousands of dollars)
Direct Funded Debt Payable in:
Canadian Dollars (3)	$8,575,028	$10,175,179	$11,115,797	$11,548,212	$11,807,490
Issues swapped to Canadian Dollars	2,746,411	2,045,427	2,852,563	2,624,374	3,221,628
U.S. Dollars	4,895,424	5,517,267	5,087,250	4,765,523	3,734,567
Issues swapped to U.S. Dollars	1,363,002	880,384	574,016	1,015,640	1,555,051

Total Direct Funded Debt (4)	17,579,865	18,618,257	19,629,626	19,953,749	20,318,736
Less: Sinking Funds	5,053,335	5,821,697	6,411,147	6,188,797	6,485,514

Net Direct Funded Debt	$12,526,530	$12,796,560	$13,218,479	$13,764,952	$13,833,222

Raised for the purpose of:
General Government Programs (5)	$6,763,278	$6,773,800	$6,718,334	$6,788,756	$6,643,283
The Manitoba Hydro-Electric Board	4,784,110	5,083,853	5,566,339	5,670,440	5,701,237
Other	979,142	938,907	933,806	1,305,756	1,488,702

Net Direct Funded Debt	$12,526,530	$12,796,560	$13,218,479	$13,764,952	$13,833,222

     (1) Debentures payable in U.S. dollars and other foreign currencies are stated at the Canadian dollar equivalent using the exchange rates in effect on March 31 each year adjusted for any foreign currency contracts entered into for settlement after those dates.

     (2) Subsequent to March 31, 2002, the Province issued funded debt of $1,254 million in Canadian dollars and U.S. $170 million, which was issued to finance maturing issues and for self-sustaining programs including Manitoba Hydro.

     (3) Direct funded debt payable in Canadian dollars includes debentures held by the Canada Pension Plan Investment Fund. Such securities are payable 20 years after their respective dates of issue, are not negotiable, transferable or assignable, but are redeemable in whole or in part before maturity at the option of the Minister of Finance of Canada, on six months’ prior notice, when he deems it necessary in order to meet the requirements of the Canada Pension Plan. At March 31, 2001 and 2002, the amounts of such debentures were $1,395 million and $1,260 million, respectively.

     (4) For the fiscal year ending March 31, 2003, the gross interest expense for the Province’s direct funded debt is estimated to be $1,254 million, comprised of $657 million for general provincial programs (before deduction of interest income of $242 million) and $597 million in respect of debt designated by the Lieutenant Governor in Council as “self-sustaining,” which is required to be serviced out of funds generated by the activity financed.

     (5) Debt for general government programs consists of the total direct funded debt of the Province less debt issued for self-sustaining purposes and capital investments.

     For additional information as to the direct funded debt of the Province, see “Tables of Supplementary Information — Table V.”

Guaranteed Debt of the Province

      The following table summarizes the guaranteed debt of the Province by currency and purpose of issue as at March 31 for the years 1998 through 2002.

GUARANTEED DEBT OF THE PROVINCE (1)

	As at March 31,

	1998	1999	2000	2001	2002 (2)

		(In thousands of dollars)
Guaranteed Debt Payable in:
Canadian Dollars	$507,565	$479,632	$421,219	$416,102	$595,190
U.S. Dollars	532,500	296,709	—	—	—

Total Guaranteed Debt	1,040,065	776,341	421,219	416,102	595,190
Less: Sinking Funds and Other Related Trust Funds	248,916	175,118	180,473	25,084	25,447

Net Guaranteed Debt (3)	$791,149	$601,223	$240,746	$391,018	$569,743

Issued by:
The Manitoba Hydro-Electric Board	$784,689	$592,600	$231,699	$382,086	$562,014
Other	6,460	8,623	9,047	8,932	7,729

Net Guaranteed Debt (3)	$791,149	$601,223	$240,746	$391,018	$569,743

     (1) Debentures payable in U.S. dollars are stated at the Canadian dollar equivalent using the exchange rate in effect on March 31 each year adjusted for any foreign currency contracts entered into for settlement after those dates.

     (2) Subsequent to March 31, 2002, Manitoba Hydro issued debt which was guaranteed in the amount of $395.1 million in Canadian dollars which was issued to finance maturing issues and fund capital expenditures.

     (3) The table does not include contingent obligations in the amount of $16.5 million as at March 31, 2002, comprised of $0.6 million of mortgages, and $15.9 million of bank lines of credit.

     For additional information as to guaranteed debt, see “Tables of Supplementary Information — Table VI.”

Maturity Schedule

      The following table sets forth the maturity schedule by currency of the direct funded and guaranteed debt of the Province as at March 31, 2002:

MATURITY SCHEDULE

DIRECT AND GUARANTEED DEBT (1)

				Estimated
	Canadian	U.S.	Gross	Sinking Funds	Net
Years Ending March 31,	Dollars (2)	Dollars (2)(3)	Maturities	Withdrawal	Maturities

	(In millions of dollars)
Short-Term Debt	$509	$ —	$509	$ —	$509
2003	2,731	524	3,255	1,597	1,658
2004	1,697	735	2,432	907	1,525
2005	1,420	77	1,497	305	1,192
2006	796	322	1,118	112	1,006

	7,153	1,658	8,811	2,921	5,890
2007-2011	4,281	1,898	6,179	1,596	4,583
2012-2021	2,604	1,256	3,860	1,539	2,321
2022-2042	1,586	478	2,064	455	1,609

	$15,624	$5,290	$20,914	$6,511	$14,403

     (1) The table does not include contingent obligations in the amount of $16.5 million as at March 31, 2002, comprised of $0.6 million of mortgages, and $15.9 million of bank lines of credit.

     (2) Debt payable in Canadian dollars and U.S. dollars includes debt swapped from other currencies.

     (3) Debt payable in U.S. dollars (U.S.$3.32 billion) is stated at the Canadian dollar equivalent at March 31, 2002.

Sinking Funds

      The Minister of Finance may provide for the creation and management of sinking funds for the orderly retirement of debt. The Minister of Finance may authorize, by directive, the amount, if any, to be allocated to the Province’s sinking fund. The amount allocated to the sinking fund by the Province for the fiscal year ended March 31, 2002, was $226.5 million. Currently, the Province’s sinking fund is invested principally in securities issued or guaranteed by Canadian provinces.

      Manitoba Hydro is required by statute to provide, prior to its fiscal year end in each year, amounts for sinking funds which are not less than the sum of (a) 1% of the debt of and Provincial advances to Manitoba Hydro outstanding at the preceding fiscal year end and (b) 4% of the balance of cash and book value of securities in the sinking fund at such date. Interest earned on money and securities in the sinking fund is paid to Manitoba Hydro.

Unfunded Debt

      The unfunded debt of the Province as at March 31, 2002 amounted to $1,267 million, including $534 million of accounts payable, $265 million of accrued interest and $468 million of other accrued charges. This unfunded debt was offset by current assets of the Province in the amount of $839 million, represented by $303 million of March 2002 tax revenue receivables, $66 million of other receivables, $81 million of interest receivable and $262 million of accounts receivable from the Federal and other governments and $127 million in cash and equivalents.

Consolidated Funded Debt of the Manitoba Public Sector

      The Province supervises all financial activities of the Manitoba public sector. Certain public sector entities issue debt in their own names, which is not guaranteed by the Province. Accordingly, not all funding within the public sector is reflected in the Province’s financial statements. The following table sets forth the consolidated funded debt of the Manitoba public sector at March 31 for each of the years 1998 through 2002.

CONSOLIDATED FUNDED DEBT OF THE MANITOBA PUBLIC SECTOR

	As at March 31,

	1998	1999	2000	2001	2002

	(In millions of dollars)
Issued for the purpose of:
General Government Programs	$9,305	$9,733	$9,981	$9,955	$10,147
The Manitoba Hydro-Electric Board	6,719	7,009	7,503	7,655	7,845
Other Crown Organizations	2,809	2,872	2,989	2,957	2,750
Municipalities and their Enterprises	1,240	1,199	1,276	1,175	1,164
Schools and Universities	352	376	386	400	426
Hospitals and Associated Institutions	526	527	591	681	722

Total Public Sector Debt	20,951	21,716	22,726	22,823	23,054
Less: Accumulated Sinking Funds	5,639	6,367	7,030	6,674	7,019

Net Public Sector Debt	$15,312	$15,349	$15,696	$16,149	$16,035

Consisting of:
Direct Debt of the Province (1)	$17,579	$18,619	$19,630	$19,954	$20,319
Less: Amount Provided to Municipalities, Universities and Hospitals	33	24	16	231	399
Guaranteed Debt of the Province (1)	1,040	776	421	416	595
Non-Guaranteed Debt of Crown Organizations	247	243	438	428	227
Municipalities and their Enterprises	1,240	1,199	1,276	1,175	1,164
Schools and Universities	352	376	386	400	426
Hospitals and Associated Institutions	526	527	591	681	722

Total Public Sector Debt	20,951	21,716	22,726	22,823	23,054
Less: Accumulated Sinking Funds	5,639	6,367	7,030	6,674	7,019

Net Public Sector Debt	$15,312	$15,349	$15,696	$16,149	$16,035

     (1) U.S. and other foreign currency debt included in the Direct Debt of the Province and the Guaranteed Debt of the Province are stated at the Canadian dollar equivalent using the exchange rates in effect on March 31 each year.

Selected Debt Information

      The following table sets forth certain information as to the funded debt of the Province as well as debt issued for general government programs (all net of accumulated sinking funds) as at March 31 for the years 1998 through 2002, including per capita data based upon population at July 1 of the preceding calendar year:

PUBLIC SECTOR DEBT INFORMATION

	As at March 31,

	1998	1999	2000	2001	2002

Total Net Consolidated Funded Debt of the Manitoba
Public Sector (in millions)	$15,312	$15,349	$15,696	$16,149	$16,035
Per Capita	13,455	13,429	13,696	14,055	13,931
As a Percent of Personal Income	60.9%	58.3%	58.0%	56.2%	53.7%
As a Percent of Gross Domestic Product	51.3	49.7	49.4	48.0	45.8
Total Net Direct Funded Debt of the Province (in millions)	$12,527	$12,797	$13,218	$13,765	$13,833
Per Capita	11,008	11,196	11,534	11,980	12,018
As a Percent of Personal Income	49.9%	48.6%	48.8%	47.9%	46.3%
As a Percent of Gross Domestic Product	42.0	41.5	41.6	40.9	39.5
Net Debt Issued for General Government Programs (in millions)	$6,763	$6,774	$6,718	$6,798	$6,651
Per Capita	5,943	5,927	5,862	5,916	5,778
As a Percent of Personal Income	26.9%	25.7%	24.8%	23.7%	22.3%
As a Percent of Gross Domestic Product	22.7	21.9	21.1	20.2	19.0
Net Cost of Servicing General Government Program Debt as a Percent of Provincial Revenue	8.9%	8.5%	7.1%	7.6%	6.1%

Pension Liability

      The Government is required by legislation to pay 50% of the pension disbursements made to retired Provincial employees (with the exception of the share payable by Government agencies for their employees) and to retired contributors to the Teachers’ Retirement Allowances Fund (TRAF). Such payments are charged to departmental appropriations as incurred. Prior to March 31, 2001, no provision was made to fund current or past service obligations of the Government to the Civil Service Superannuation Fund (CSSF) or to the TRAF. The reserves held in these Funds represent only the employees’ obligation towards the total pension liability, except as described in the following paragraph.

      Certain amendments to the Civil Service Superannuation Act were made in 1992, which required that the CSSF establish and fund a separate account in an amount sufficient to cover the Province’s actuarial costs of the 1992 amendments to the Act. The CSSF account maintained on behalf of the Province at March 31, 2002 was $29 million ($28 million in 2001).

      An actuarial valuation and report of the Government’s liability to the CSSF was determined as at December 31, 1998. The report also provided a formula to update the liability on an annual basis. In accordance with this formula, the Government’s actuarial liability to the CSSF has been calculated on an indexed basis at $1,389 million as at March 31, 2002 ($1,316 million in 2001).

      An actuarial report for TRAF was completed in January 1, 2001 and provides a formula to update the Government’s pension liability, resulting in an actuarial liability of $1,780 million at March 31, 2002 ($1,687 million in 2001).

      Currently, the Province allocates a portion of its annual payments to the Debt Retirement Fund to fund its unfunded pension liability and sets aside funding for the pension costs of all new employees.

      The Pension Plan for Members of the Legislative Assembly (MLAs) provides MLAs elected prior to April 25, 1995 defined pension benefits based on years of service. For those elected after April 25, 1995, the Act provides for defined contribution benefits as well as defined pension benefits for service prior to April 25, 1995. An actuarial valuation was completed in March 2000 and provides a formula to update the liability on an annual basis. The Government’s liability is calculated to be $31 million at March 31, 2002 ($32 million in 2001).

      The estimated pension liability for the Government and Crown organizations, including unamortized experience gain and loss (which does not include Government enterprises such as Manitoba Hydro), may be summarized as follows:

	As at March 31,

	2001	2002

	(In millions of
	dollars)
Civil Service Superannuation Fund:
Operating Fund	$1,316	$1,389
Crown Organizations	15	17
Members of Legislative Assembly	32	31
Teachers’ Retirement Allowances Fund	1,687	1,780

Total	$3,050	$3,217

      Manitoba Hydro employees are eligible for pensions under the Civil Service Superannuation Act, which requires Manitoba Hydro to contribute 50% of the pension disbursements, made to retired employees. Based on an actuarial formula, Manitoba Hydro and its subsidiaries have a liability for pension obligations at March 31, 2002 of approximately $422 million ($386 million as at March 31, 2001), which was fully funded. These amounts are not included in the above totals.

THE MANITOBA HYDRO-ELECTRIC BOARD

      The Manitoba Hydro-Electric Board (“Manitoba Hydro”) was established in 1949 by an Act of the Legislature of the Province as an agent of the Crown in right of the Province to provide for a supply of electrical power adequate for the needs of Manitoba, and to promote economy and efficiency in the generation, distribution, supply and use of electrical power within Manitoba.

      In 1997, amendments were made to the Manitoba Hydro Act to allow wholesale competition and transmission access in the Manitoba electrical market and allow Manitoba Hydro to offer new products and services, create subsidiaries and enter into joint ventures and business alliances. The amendments also provided Manitoba Hydro with explicit authority to build new generation for export.

      In 1999, Manitoba Hydro purchased Centra Gas Manitoba Inc. (“Centra Gas”), the primary gas distribution utility in Manitoba with approximately 249,000 residential, commercial and industrial customers.

      In August 2002, amendments were made to the Manitoba Hydro Act providing for the distribution from Manitoba Hydro to The Province of Manitoba of up to $288 million by the end of the 2003-04 fiscal year. Manitoba Hydro distributed $150 million of accumulated retained earnings in August 2002 and will make further payments of up to $75 million in 2002-03 and up to $63 million in 2003-04.

      In September 2002, Manitoba Hydro purchased all of the assets and liabilities of Winnipeg Hydro from the City of Winnipeg. The primary financial terms of the purchase are that Manitoba Hydro will receive all generating, transmission, distribution and business assets, incurred net debt obligations related to Winnipeg Hydro of $133 million, make cash payments to the City of Winnipeg equal to $25 million per year for the first five years, $20 million per year for the following four years, and then $16 million per year in perpetuity, and construct a minimum 400,000 square foot office complex in downtown Winnipeg. Winnipeg Hydro operated two hydraulic generating stations with a capability of 143 megawatts and had gross revenue of $127 million and net income of $21 million for the fiscal year ended December 31, 2001.

      As a result of the Winnipeg Hydro acquisition, Manitoba Hydro will serve electric customers throughout the entire Province of Manitoba. The electrical systems of Manitoba Hydro and Winnipeg Hydro are interconnected and operate as an integrated system.

      At March 31, 2002, the total installed integrated electric generating capability, in the Province was 5,175,000 kilowatts, of which 5,032,000 kilowatts were operated by Manitoba Hydro and the remaining 143,000 kilowatts were operated by Winnipeg Hydro.

      Four isolated communities in northern Manitoba that are too remote to be served from the integrated system are provided with electric service by Manitoba Hydro from local diesel-electric generating stations having a total installed capacity of 9,615 kilowatts.

      Of Manitoba Hydro’s total generating capability at March 31, 2002, hydro-electric stations represented 95.2%, thermal-electric (coal) stations 4.6% and diesel-electric stations 0.2%. During the year ended March 31, 2002, 95.7% of the Manitoba integrated system energy input of 33.6 billion kilowatt-hours was provided by hydro-electric generation. The portion of total supply provided by thermal generation was 1.4% and by imports was 2.9%.

Operations

Electrical

      As at March 31, 2002, Manitoba Hydro owned and operated 12 hydro-electric generating stations having a total installed electric generating capability of 4,799,300 kilowatts, including five stations with a total capability of 3,891,500 kilowatts located on the Nelson River. Manitoba Hydro also operated two thermal-electric generating stations having a total installed capability of 232,700 kilowatts.

      As at March 31, 2002, the high voltage transmission facilities of Manitoba Hydro consisted of approximately 11,562 circuit kilometres, representing a total investment of $672 million.

      For purposes of exporting firm energy and for the interchange of power on a short-term basis to provide for economy of operations and system emergencies, Manitoba Hydro maintains interconnections with power facilities in the Provinces of Saskatchewan and Ontario and in the States of North Dakota and Minnesota. Manitoba Hydro’s interconnections with Saskatchewan have a total transfer capability of 450,000 kilowatts and interconnections with Ontario have a capability of 263,000 kilowatts. The interconnections with the United States have a total transfer capability of 2,050,000 kilowatts.

      During the fiscal year ended March 31, 2002, Manitoba Hydro sold a total of 29.2 billion kilowatt-hours of electricity, representing an increase of 1.4% from the fiscal year ended March 31, 2001. Scheduled extraprovincial sales accounted for 12.3 billion kilowatt-hours, or 42.1% of total sales in the fiscal year ended March 31, 2002. The only customer in Manitoba accounting for 5% or more of total kilowatt-hours sales was Winnipeg Hydro (5.0%), which is now wholly-owned by Manitoba Hydro.

      Net income from electrical operations for the fiscal year ended March 31, 2002 was $221 million, a decrease of $46 million from the previous fiscal year. The reduction to net income was primarily a result of increased finance expense, water rentals and fuel and power purchases partially offset by increased extraprovincial sales.

      Net income is anticipated to return to normal historical levels in the current year, as electricity exports were unusually high in the 2001 and 2002 fiscal years due to above average water flows and unusually high export market prices.

Natural Gas

      Centra Gas provides natural gas distribution and related energy services to 249,000 customers that are located in nearly 100 communities throughout southern Manitoba. Centra Gas owns a network of transmission (1,590 kilometers) and distribution (6,342 kilometers) mains to meet the natural gas requirements of its customers.

      For the year ended March 31, 2002, Centra Gas incurred a net loss of $7 million based on total gas deliveries of 72.2 billion cubic feet. These gas deliveries were comprised of 22.8 billion cubic feet to residential customers, 31.7 billion cubic feet to commercial and industrial customers and 17.7 billion cubic feet of transportation deliveries. The net loss incurred by Centra in 2001-02 was primarily attributable to weather-related reductions in gas usage.

Rate Matters

      Manitoba Hydro’s rates for electricity sales within the Province are set on a cost of service basis and are subject to review and approval by The Public Utilities Board of Manitoba (“PUB”). Manitoba Hydro did not seek a rate increase for electricity customers for the 2002/03 fiscal year. As a result, residential rates will have remained unchanged for the last six years and rates for large industrial customers have been held constant for the last eleven years.

      In November 2001, the Province of Manitoba passed legislation to equalize Manitoba’s rural and urban electricity rates. The rate decrease to rural customers will reduce electric revenues by approximately $14 million per year.

      Centra Gas files quarterly rate applications with the PUB, based on the twelve-month forward price for Western Canadian gas supplies, which are designed to pass through to customers the full impact of gas price changes.

Statistical Information

      The following table sets forth certain statistical information for the last five years.

	Year Ended March 31,

	1998		1999		2000		2001		2002

Electricity
Integrated System Installed
Generating Capability (in megawatts)	5,137		5,137		5,116		5,210		5,175
Manitoba Firm Peak Demand (in Megawatts)	3,490		3,559		3,524		3,637		3,760
Manitoba & Winnipeg Hydro Integrated System Electric Energy (in millions of kilowatt-hours)
Generated	34,060		30,060		30,155		32,697		32,643
Purchased	942		1,225		870		834		968

	35,002		31,285		31,025		33,531		33,611
Losses and Internal Use	3,910		3,577		3,471		3,780		3,932

Total Electric Energy Sales	31,092		27,708		27,554		29,751		29,679

Electric Energy Sales (1) (in millions of kilowatt-hours)
Manitoba	15,895		16,288		15,777		16,653		16,916
Extraprovincial	13,567		11,404		10,911		12,154		12,298

Total Electric Energy Sales	29,462		27,692		26,688		28,807		29,214

Revenue from Sale of Power (in thousands of dollars)
Manitoba	$738,698		$748,277		$737,230		$781,064		$786,036
Extraprovincial	296,958		326,200		376,570		479,673		587,893

Total Revenue from Sale of Power	$1,035,656		$1,074,477		$1,113,800		$1,260,737		$1,373,929

Number of Customers (at end of period)	394,328		398,863		402,023		403,040		405,535
Average Revenue per kilowatt-hour
Manitoba	4.65	¢	4.59	¢	4.67	¢	4.69	¢	4.65	¢
Extraprovincial	2.19		2.86		3.45		3.95		4.78
Average Cost per kilowatt-hour of Electric Energy Sold (excluding finance expense)	1.73	¢	2.05	¢	2.13	¢	2.12	¢	2.44	¢
Natural Gas (2)
Gas Deliveries (in billions of cubic feet)
Residential					18.7		24.7		22.8
Commercial / Industrial					25.6		34.4		31.7
Transportation					12.9		17.6		17.7

Total Gas Deliveries					57.2		76.7		72.2

Number of Customers (at end of period)					245,761		248,074		249,351
Revenue from Sale of Natural Gas (in thousands of dollars)
Residential					$136,763		$239,969		$224,704
Commercial / Industrial					129,482		258,672		248,045
Transportation					1,388		1,836		4,127
Other					1,074		2,803		2,471

Total Revenue from the Sale of Natural Gas					$268,707		$503,280		$479,347

Rate Base (in thousands of dollars) (3)					$280,097		$280,097		$280,097
Allowed Rate of Return (3)					9.91%		9.91%		9.91%

     (1) Manitoba energy sales are based on the net energy transfer to Winnipeg Hydro and exclude internal energy use. Extraprovincial energy sales are based on scheduled energy deliveries and exclude energy supplied out of province for delivery out of province.

     (2) Statistics are based on Centra Gas operations from the July 30, 1999 acquisition date.

     (3) Rate base and rate of return values are based on the last approved figures approved by PUB in 1998.

     For information with respect to the operating financial results, balance sheet and statement of changes in financial position of Manitoba Hydro, see “Tables of Supplementary Information — Tables VII, VIII and IX.”

Construction Program

      The following table summarizes Manitoba Hydro’s capital expenditure for improvements and expansion of its facilities during the four-year period ended March 31, 2002, and the estimated capital expenditure to meet future demands for electricity and natural gas in the Province during the five-year period ending March 31, 2007.

CAPITAL EXPENDITURE

	Year Ending March 31, (in thousands of dollars)

					Estimated

	1999	2000	2001	2002	2003	2004	2005-2007

Electricity
Generating Plant	$60,387	$63,933	$109,811	$153,070	$105,411	$100,203	$169,489
Major Transmission &
Stations	94,003	107,025	81,102	95,169	70,660	114,409	344,223
Distribution & Other	177,215	150,880	150,148	171,743	190,805	161,185	472,315
Natural Gas
Distribution & Other	—	7,613	21,121	18,740	23,773	21,800	61,474

	$331,605	$329,451	$362,182	$438,722	$390,649	$397,597	$1,047,501

      The estimated capital expenditure of $1,836 million for the five-year period ending March 31, 2007, together with approximately $1,096 million of debt maturities, net of projected sinking fund withdrawals and sinking fund contributions for the same period, total $2,932 million. Manitoba Hydro expects approximately 53% of these requirements will be obtained from internally generated funds. These amounts do not include any of the possible new hydraulic projects discussed below.

      In July 2002, commissioning of two natural gas fired combustion turbines (“CT”) with a total capacity of 260 MW was completed. The total capital cost of constructing the CT’s and associated equipment is estimated to be $187 million. The new CT’s allow Manitoba Hydro to optimize the operations of the hydraulic generating stations and provide for increased system reliability during periods of drought.

      Manitoba Hydro has five generating stations with a total installed generating capability of 3,892 megawatts along the Nelson River. Manitoba Hydro estimates the total potential hydro-electric generating capacity of the overall Nelson River development to be in excess of 7,500 megawatts.

      It is projected that no new major hydraulic generation will be required to serve the Manitoba domestic market and committed export requirements until at least 2021. Manitoba Hydro is currently exploring the feasibility of building a new hydro-electric generating station prior to that date in order to take advantage of export market opportunities. Manitoba Hydro has determined that a new station could be in-service at Wuskwatim by as early as 2009 if a decision to proceed is made in the near future. Such a plant may be built through a joint-venture partnership with First Nations located in the vicinity of the site. Manitoba Hydro has reached non-binding agreements in principle with communities in the vicinity of three possible generating stations, including Wuskwatim. Discussions with one of these communities have resulted in a non-binding summary of understanding which describes the particular business arrangements of the partnership that would be formed should the project proceed.

      As a result of Manitoba Hydro’s generation and transmission activities in the past, a number of communities have experienced adverse impacts. In an effort to provide fair compensation to these communities, Manitoba Hydro has been engaged in discussions to reach agreements in principle and settlement agreements. As of March 31, 2002, Manitoba Hydro has committed $471 million for remedial works, compensation and/or mitigation initiatives, negotiated settlement agreements with four of the five communities covered by the 1977 Northern Flood Agreement (“NFA”) and reached compensation/ mitigation agreements with numerous communities outside the NFA.

      Manitoba Hydro is pursuing discussions with The Cross Lake First Nation, the fifth NFA community, in order to determine how best to implement the NFA. In addition, discussions are ongoing to reach concluding arrangements with the remaining communities not covered by the NFA.

MANITOBA INTEGRATED SYSTEM

EXISTING AND POTENTIAL GENERATING STATIONS

EXISTING GENERATING STATIONS

Generating Station	River	Winter Capability

		(in Megawatts)
Jenpeg	Nelson	97
Kelsey	Nelson	211
Kettle	Nelson	1,228
Long Spruce	Nelson	1,008
Limestone	Nelson	1,347
Pine Falls	Winnipeg	87
Great Falls	Winnipeg	130
McArthur Falls	Winnipeg	54
Seven Sisters	Winnipeg	154
Slave Falls (Winnipeg Hydro)	Winnipeg	67
Pointe Du Bois (Winnipeg Hydro)	Winnipeg	76
Grand Rapids	Saskatchewan	472
Laurie River I and II	Laurie	11

Total Hydraulic Capability		4,942
Brandon & Selkirk Thermal		233

Total System Capability		5,175

POTENTIAL HYDRAULIC SITES (1)

Conawapa	Nelson	1,230
Gillam Island	Nelson	820
Gull	Nelson	630
Whitemud	Nelson	310
Red Rock	Nelson	190
Wuskwatim	Burntwood	205
Manasan	Burntwood	195
First Rapids	Burntwood	225
Notigi	Burntwood	100

		3,905

Total		9,080

     (1) Net capacity addition to the integrated system.

Export Power Sales

      Manitoba Hydro has a contract with Xcel Energy for the export of 500 megawatts of firm power until 2005. In August 2002, Manitoba Hydro signed a ten-year replacement agreement with Xcel Energy for the sale of 500 megawatts of firm power commencing in 2005. The latter sale is subject to regulatory approvals.

      Manitoba Hydro has signed 150 megawatt Seasonal Diversity Exchange Agreements with United Power Association and with Xcel Energy, which will continue until 2015 and 2019, respectively. A third Seasonal Diversity Exchange for 200 megawatts with Xcel Energy will continue until 2016. These Seasonal Diversity Exchange Agreements provide that power may be exported from Manitoba in the summer months and returned to Manitoba in the winter months.

      Other long-term export power sales include:

•	200 megawatt sale to Ontario Power Generation Inc., formerly a part of Ontario Hydro 1998-2003

•	50 megawatt sale to Otter Tail Power 1997-2005

•	50 megawatt sale to Otter Tail Power 2000-2010

•	60-30 megawatt sale to Minnesota Municipal Power Agency 2000-2012

•	100 megawatt sale to Wisconsin Public Service 2002-2007

•	50 megawatt sale to Great River Energy 2002-2007

      In late 1996, Manitoba Hydro became a member of the Mid-Continent Area Power Pool (“MAPP”) which provides access to a market of over 70 entities. Under the MAPP agreement, contracts have been entered into with utilities in Minnesota, North Dakota, Wisconsin and with United States marketers. Manitoba Hydro makes short-term power sales on an on-going basis to SaskPower, Ontario Power Generation Inc. and numerous utilities and marketers in the upper mid-west United States and in Canada. Manitoba Hydro has a credit exposure management program and monitors the creditworthiness of and exposures to export sales customers in order to minimize credit risk.

      In September 2001, Manitoba Hydro announced it had reached a Coordination Agreement with the Midwest Independent Transmission System Operator, Inc. (“the Midwest ISO”) which allows Manitoba Hydro to participate in the Midwest ISO. The Midwest ISO began full operations in February 2002. The relationship with the Midwest ISO provides Manitoba Hydro with non-discriminatory transmission access to the membership base of the Midwest ISO consisting of ten states. The Midwest ISO is responsible for directing the flow of up to 81,000 MW of power over more than 70,000 miles of high voltage transmission lines.

      In recent years, deregulation in the United States and increasing competition have substantially changed the market environment in which Manitoba Hydro operates. In response to these changes, the 1997 amendments to the Manitoba Hydro Act were enacted and Manitoba Hydro has, among other things, restructured itself into distinct business units, obtained full membership in MAPP and implemented an open access tariff for wholesale transactions. Manitoba Hydro is actively pursuing new business opportunities, and believes that its cost structure and geographic location position it to compete effectively in the new market environment.

CANADIAN FOREIGN EXCHANGE

      Canada maintains a floating exchange rate. Average noon spot exchange rates against the U.S. dollar, in which direct and guaranteed debt of the Province is denominated, expressed in Canadian dollars, are shown in the table below for the calendar year 1997 through 2001.

	Average Noon Spot Rates

Foreign Currency	1997	1998	1999	2000	2001

	(Canadian dollars per unit of foreign currency)
United States Dollars (1)	$1.3844	$1.4831	$1.4858	$1.4852	$1.5484

     (1) The high and low spot rates for the U.S. dollar expressed in Canadian dollars are as follows:

	1997	1998	1999	2000	2001

High	$1.4399	$1.5845	$1.5475	$1.5632	$1.6050
Low	1.3345	1.4040	1.4420	1.4378	1.4901

     Source: Bank of Canada.

     At March 31, 2002, the noon spot exchange rate for U.S. dollars as reported by Bank of Canada, expressed in Canadian dollars, was $1.5935.

TABLES OF SUPPLEMENTARY INFORMATION

I. STATEMENT OF OPERATING FUND REVENUE

	Year Ended March 31,

					Budget
					Estimate
	1999	2000	2001	2002	2003

	(In thousands of dollars)
Federal Transfers
Equalization	$912,382	$1,271,747	$1,339,236	$1,399,151	$1,481,300
Health and Higher Education Cash Transfer	—	130,595	—	—	—
Canada Health and Social Transfer	513,301	509,247	638,017	685,236	728,800
Other	133,941	161,506	114,112	122,046	152,174

	1,559,624	2,073,095	2,091,365	2,206,433	2,362,274

Income Taxes
Individual Income Tax	1,807,157	1,611,231	1,756,647	1,658,962	1,682,300
Corporation Income Tax	215,228	306,819	444,127	306,381	146,500
Succession Duty and Gift Tax	40	40	40	359	0

	2,022,425	1,918,090	2,200,814	1,965,702	1,828,800

Other Corporation Taxes
Corporation Capital Tax	120,167	134,544	124,182	132,431	129,000
Insurance Corporations Tax	38,836	39,683	41,764	43,227	42,363
Levy for Health and Education	224,122	225,255	238,785	244,416	243,300

	383,125	399,482	404,731	420,075	414,663

Sales Taxes
Retail Sales Tax	883,563	917,667	932,783	965,560	1,032,500
Commercial Energy Consumption Tax	55,330	56,966	67,981	65,924	65,600

	938,893	974,633	1,000,764	1,031,484	1,098,100

Luxury Taxes
Liquor Control Commission	151,710	156,304	158,613	163,316	167,000
Tobacco Tax	114,065	112,532	121,478	138,302	178,000
Lottery Revenue	225,130	225,043	238,455	248,234	252,000

	490,905	493,879	518,546	549,852	597,000

Gasoline and Motive Fuel Taxes	224,384	218,433	223,548	222,871	225,300

Natural Resource Revenue
Oil and Minerals Taxes and Royalties	9,590	17,097	57,003	19,135	26,530
Water Power Rental Charges	48,298	48,725	53,369	109,300	98,690
Forestry	6,448	6,405	6,045	6,535	6,547
Fisheries and Wildlife	301	294	340	254	229
1997 Flood Proofing Program	229	148	1,129	660	1,269
Other	22,022	20,907	20,706	19,825	18,659

	86,888	93,576	138,592	155,709	151,924

Manitoba Hydro Retained Earnings Distribution	—	—	—	—	75,000

Other Fees, Permits, Licenses and Taxes
Motor Vehicles and Drivers’ Licenses	70,438	69,712	71,858	72,439	85,541
Crown Corporations	3,200	4,090	5,626	7,646	8,150
Fines and Other Legal Fees	20,363	20,512	23,446	23,560	22,161
Land Transfer Tax	11,505	12,049	12,392	13,647	13,000
Other	61,298	48,329	50,340	67,859	46,683

	166,804	154,692	163,662	185,151	175,535

Sale of Government Assets	$491	$3,291	$495	$132	$2,400

Conditional Transfers from Municipalities	8,495	8,630	9,541	9,375	10,294

Total Revenue Before Transfers from Fiscal Stabilization Fund (1)	$5,882,034	$6,337,801	$6,752,057	$6,746,784	$6,941,290

     (1) See notes to “Statement of Operating Fund Transactions” for details of comments made by the Auditor General.

II. STATEMENT OF OPERATING FUND EXPENSES

	Year Ended March 31,

					Budget
					Estimate
	1999	2000	2001	2002	2003

	(In thousands of dollars)
Health and Community Services
Health	$2,057,954	$2,310,004	$2,507,752	$2,669,381	$2,770,933
Community Support Programs	6,250	6,295	5,953	5,793	5,731
Family Services	660,887	743,289	774,255	810,484	839,047
Seniors Directorate	668	918	770	713	739
Status of Women	872	1,124	1,079	1,112	1,146
Healthy Child Manitoba (1)	2,334	6,029	12,488	16,510	21,730

	2,728,965	3,067,659	3,302,297	3,503,993	3,639,326

Education
Education and Training	1,120,510	1,187,354	1,265,908	1,288,295	1,341,448

Economic and Resource Development
Agriculture and Food	98,737	205,568	161,969	116,807	121,151
Housing (1)	39,718	—	—	—	—
Sport	15,519	10,546	11,463	10,263	10,315
Energy and Mines (1)	17,802	—	—	—	—
Environment (1)	13,378	—	—	—	—
Transportation and Government Services	234,423	292,173	297,542	301,249	341,157
Industry, Trade and Mines	43,425	88,134	45,698	40,910	47,814
Conservation	131,965	140,695	148,484	144,848	144,248
Aboriginal and Northern Affairs	18,283	20,687	22,887	23,976	27,340
Canada Manitoba Enabling Vote	23,784	21,289	30,175	2,866	83,917
Urban Economic Development Initiatives	16,659	14,459	—	—	—

	653,693	793,551	718,218	640,919	775,942

Consumer Services, Public Protection and Other Government Services
Justice	191,889	211,666	224,704	238,664	237,397
Culture, Heritage and Tourism	53,333	59,240	58,486	58,791	59,201
Civil Service	52,029	56,934	47,458	70,080	64,323
Consumer and Corporate Affairs	9,734	8,903	9,059	9,129	9,576
Executive Council	3,461	4,301	3,266	3,280	3,435
Finance	30,557	48,264	45,191	46,525	51,333
Government Services	58,918	—	—	—	—
Legislative Assembly	19,187	28,908	21,180	22,089	22,807
Labor & Immigration	13,089	21,691	24,134	25,214	26,016
Flood Control and Emergency Expenditures	60,553	136,180	24,400	37,903	20,000
Millennium Fund	—	2,474	—	—	—

II. STATEMENT OF OPERATING FUND EXPENSES (continued)

	Year Ended March 31,

					Budget
					Estimate
	1999	2000	2001	2002	2003

	(In thousands of dollars)
Capital Initiatives	—	50,874	5,398	9,024	—
Aboriginal Justice Initiatives	49,703	—	—	—	—
Canada-Manitoba Infrastructure Program	10,804	5,301	—	—	—

	553,257	634,736	463,276	520,699	494,088

Manitoba Tax Credit Programs	177,964	177,725	218,102	233,344	231,244

Direct Local Government Assistance	137,506	110,043	135,753	134,624	141,926

Allowance for Losses and Expenditures Incurred by Crown organizations	(129)	236	958	1,585	775

Public Debt
Net Cost of Servicing Total Direct Public Debt (Interest, foreign exchange etc. after deducting recoveries from Crown organizations and short-term investment Earnings)	514,838	465,322	510,723	414,128	368,310

Total Expenses Before Transfer to Debt Retirement Fund (2)	$5,886,604	$6,436,626	$6,615,235	$6,737,587	$6,993,059

Capital	$412,721	$381,819	$364,921	$329,771	$381,024
Operating	5,473,883	6,054,807	6,250,314	6,407,816	6,612,035

Total Expenses Before Transfer to Debt Retirement Fund	$5,886,604	$6,436,626	$6,615,235	$6,737,587	$6,993,059

     (1) Starting March 31, 2000, Child and Youth Secretariat is part of Healthy Child Manitoba; Housing is part of Family Services and Housing; Energy and Mines is part of Industry, Trade and Mines; and Environment is part of Conservation (formerly Natural Resources).

     (2) See notes to “Statement of Operating Fund Transactions” for details of comments made by the Auditor General. Above Budget estimate for fiscal year ended 2003 excludes Year-End Savings.

III. SUMMARY FINANCIAL STATEMENTS —

SUMMARY STATEMENT OF REVENUE AND EXPENSES
FOR THE YEAR ENDED MARCH 31, 2002
(with comparative figures for 2001)

	2001	2002

	(In millions of
	dollars)
REVENUE
Manitoba Collections:
Retail Sales Tax	$933	$966
Fuel Taxes	224	223
Levy for health and education	239	244
Mining Tax	45	9
Liquor Control Commission	158	163
Manitoba Lotteries Corporation	239	248
Other Taxes	376	401
Fees and other revenue	907	1,034
Income Taxes:
Corporation income tax	444	306
Individual income tax	1,757	1,659
Federal transfers:
Equalization	1,339	1,399
Canada Health and Social Transfer	545	685
Federal Health Supplement	92	—
Medical Equipment Fund	—	3
Shared cost and other	312	263

TOTAL REVENUE	7,610	7,603

EXPENSES
Health	2,616	2,740
Education and Training	1,915	1,998
Family Services and Housing	854	893
Community, Economic and Resource Development	942	908
Justice and Other Governments	655	685
Debt servicing	514	502

TOTAL EXPENSES	7,496	7,726

NET REVENUE (EXPENSES)	114	(123)
Increase in equity in government enterprises before Manitoba Public Insurance Corporation (MPIC) surplus distribution	317	194

Net Income before decrease in equity in government enterprises resulting from the MPIC surplus distribution	431	71
Decrease in equity in government enterprises — MPIC surplus distribution	—	(81)

SUMMARY NET INCOME (LOSS)	$431	$(10)

III. SUMMARY FINANCIAL STATEMENTS —

SUMMARY STATEMENT OF FINANCIAL POSITION
AS AT MARCH 31, 2002
(with comparative figures for 2001)

	2001	2002

	(millions)
ASSETS
Cash and temporary investments	$1,275	$893
Amounts receivable	925	880
Inventories	31	26
Loans and advances	558	579
Equity in government enterprises	1,415	1,528
Other long-term investments	2	7
Deferred charge for non-devolved health care facilities (1)	138	137
Tangible capital assets	1,799	1,874
Pension assets	21	107
Assets of non-devolved health care facilities (2)	694	759

TOTAL ASSETS	6,858	6,790

LIABILITIES
Borrowings	20,459	20,682
Less: Sinking funds	6,247	6,551
Less: Debt incurred for and repayable by the Manitoba Hydro-Electric Board and Manitoba Lotteries Corporation	5,840	5,871

	8,372	8,260
Less: Unamortized foreign currency fluctuation	220	143

Net borrowings	8,152	8,117
Accounts payable, accrued charges, provisions and deferrals	1,944	1,954
Pension liability	3,050	3,217
Liabilities of non-devolved health care facilities (2)	623	682

TOTAL LIABILITIES	13,769	13,970

ACCUMULATED DEFICIT	$6,911	$7,180

     (1) Prior to the 2000/01 fiscal year, individual health care facilities issued long-term debt in their own name to finance major capital acquisitions. In 2000/01, the Province began a program to finance such debt directly, taking advantage of its superior borrowing power and rates, and lowering the cost of health related borrowings for Manitoba. This debt is included as part of the Province’s general purpose borrowings. The related asset for non-devolved health care facilities is recorded as a deferred charge and amortized over the same period as the term of the debt issue.

     (2) The government has adopted a policy of including the assets, liabilities and equity of health care facilities, which have not devolved their ownership to Regional Health Authorities in its financial statements on a combined basis. However, the annual net income (deficit) is recorded in the Consolidated Statement of Accumulated Deficit instead of the Consolidated Statement of Revenue and Expense. The assets and liabilities are not adjusted on a basis to be consistent with the accounting policies of the government reporting entity.

IV. SUMMARY FINANCIAL STATEMENTS — GOVERNMENT ENTERPRISES (1)

SUMMARY OF OPERATING RESULTS AND FINANCIAL POSITION

FOR THE YEAR ENDED MARCH 31, 2002*
(with comparative figures for 2001)

				Resource	Total	Total
	Utilities	Insurance	Finance	Development	2002	2001

			(In millions of dollars)
Results of Operations
Revenues:
From operations	1,864	846	990	1	3,701	3,566

Expenses:
From operations	1,168	864	569	2	2,603	2,421
Debt servicing	482	—	11	—	493	431

Total Expenses	1,650	864	580	2	3,096	2,852

Net Income before surplus distribution	214	(18)	410	(1)	605	714
Surplus distribution	—	(81)	—	—	(81)	—

Net Income	214	(99)	410	(1)	524	714
Transfer to the government	—	—	(411)	—	(411)	(397)

Net Increase in equity in government enterprises	214	(99)	(1)	(1)	113	317

Net increase in equity in government enterprises resulting from:
Increase in equity in government enterprises before surplus distribution					194	317
Decrease in equity in government enterprises surplus distribution					(81)	—

Net increase in equity in government enterprises					113	317

*	For enterprises whose fiscal year is prior to March 31, the amounts reflected are as at their fiscal year end.

(1)	Government enterprises consist of the following as at March 31, 2002:

Utilities:

         The Manitoba Hydro-Electric Board
Insurance:
         Manitoba Public Insurance Corporation
         The Workers Compensation Board
Finance:
         Liquor Control Commission
         Manitoba Lotteries Corporation
         The Manitoba Product Stewardship Corporation
Resource Development:
         Leaf Rapids Town Properties Ltd.
         The Manitoba Hazardous Waste Management Corporation

V. STATEMENT OF DIRECT FUNDED DEBT OF THE PROVINCE

AS AT MARCH 31, 2002

		Year of	Interest
Series	Date of Maturity	Issue	Rate (%)	Amount Outstanding	Ref.

				(In thousands of dollars)
Debenture Loans
(A) Payable in Canadian Dollars:
BJ	3-Sep-02	1987/8	9.75	374,006	(1)
DA	7-Apr-03	1993	7.875	300,000	(1)
EH	14-Jan-03	1999	5.00	100,000	(1)
EK	15-Jul-04	1999	5.65	300,000	(1)
DR	15-Nov-04	1994	9.375	500,000	(1)
EN	22-Jun-05	2000	6.25	250,000	(1)
EN	22-Jun-05	2000	6.25	300,000	(1)
DX	5-Jun-06	1996	7.75	250,000	(1)
EI	3-Mar-06	1999	5.25	150,000	(1)
EJ	1-Dec-06	1999	5.10	250,000	(1)
EC	16-May-07	1997	6.625	300,000	(1)
EB	21-May-07	1997	7.00	125,000	(1)
ED	2-Jun-08	1997	5.75	300,000	(1)
ED	2-Jun-08	1997	5.75	284,060	(1)
ED	2-Jun-08	1998	5.75	92,686	(1)
EG	2-Mar-09	1998	5.25	350,000	(1)
EG	2-Mar-09	1999	5.25	150,000	(1)
EL	1-Sep-09	1999	6.25	50,000	(1)
EL	1-Sep-09	1999	6.25	200,000	(1)
EO	25-Jan-11	2001	5.85	325,000	(1)
EO	25-Jan-11	2001	5.85	250,000	(1)
CM	15-May-11	1991	10.00	299,827	(1)
DE	22-Jul-13	1993	8.50	300,000	(1)
DT	22-Dec-25	1995	7.75	300,000	(1)
CL	5-Mar-31	1991	10.50	599,945	(1)

				6,700,524

Medium-Term Notes
C034-Internal	12-Apr-02	2001	Floating	147,350	(1)
C034-2-Internal	12-Apr-02	2001	Floating	9,720	(1)
C013-MTN	18-Dec-02	1997	5.39	77,000	(1)(3)
C029-MTN	17-Jan-03	2000	Floating	220,000	(1)
L001-MTN	17-Jan-03	2000	Floating	30,000	(1)
C030-MTN	14-Feb-03	2000	Floating	75,450	(1)
C017-MTN	2-Jun-03	1998	5.00	50,000	(1)
C010-MTN	18-Sep-03	1997	5.50	25,000	(1)
C039-MTN	3-Jan-05	2002	Floating	25,000	(1)
C045-MTN	22-Mar-04	2002	Floating	25,000	(1)
C043-MTN	8-Mar-05	2002	Floating	20,000	(1)
C042-MTN	15-Apr-05	2002	Floating	75,000	(1)
C041-MTN	7-Feb-06	2002	Floating	85,000	(1)
C025-MTN	12-Mar-07	1999	Floating	20,000	(1)
C008-MTN	24-Apr-07	1997	Floating	9,000	(1)
C021-MTN	2-Apr-08	1998	6.02	50,000	(4)
C044-MTN	2-Jun-08	2002	Floating	50,000	(4)
C028-MTN	27-Apr-09	1999	5.55	20,000	(4)
C027-MTN	19-Apr-10	1999	STEP	15,000	(5)
C022-MTN	15-Jul-10	1998	5.50	40,000	(1)
C035-MTN	15-Sep-13	2001	STEP	30,000	(5)

V. STATEMENT OF DIRECT FUNDED DEBT OF THE PROVINCE — (continued)

		Year of	Interest
Series	Date of Maturity	Issue	Rate (%)	Amount Outstanding	Ref.

				(In thousands of dollars)
C038-MTN	15-Nov-13	2001	STEP	20,000	(5)
C011-MTN	22-Sep-17	1997	6.50	100,000	(1)
C011-2 MTN	22-Sep-17	1997	6.50	55,454	(1)
C011-3 MTN	22-Sep-17	1997	6.50	125,000	(1)
C012-MTN	22-Sep-17	1997	6.50	50,000	(1)
C012-MTN	22-Sep-17	1997	6.50	50,000	(1)
L004-MTN	22-Sep-17	2000	6.50	25,000	(1)
C024-MTN	20-Aug-18	1998	6.75	20,000	(4)
C023-1 MTN	15-Nov-18	1998	5.50	75,000	(4)
C023-2 MTN	15-Nov-18	1998	5.50	25,000	(1)
L003 MTN	15-Nov-18	2000	5.50	75,000	(1)
C031 MTN	5-Mar-40	2000	6.20	176,000	(1)
C031-2 MTN	5-Mar-40	2001	6.20	50,000	(1)
C040-MTN	5-Mar-42	2002	6.00	100,000	(1)
H004-MTN	29-Nov-02	2001	5.00	35,000	(1)
H002-MTN	17-Jan-03	2000	Floating	25,000	(1)
H003-MTN	17-Jan-03	2000	Floating	50,000	(1)
H006-MTN	1-Oct-03	2001	Floating	20,000	(5)
H001-MTN	30-Jun-05	2000	Floating	48,000	(1)
H010-MTN	30-Nov-06	2001	STEP	40,000	(5)
H008-MTN	25-Jun-07	2001	S&P TSE 60	15,000	(5)
H007-MTN	31-Jul-09	2001	STEP	15,000	(5)
H009-MTN	30-Nov-13	2001	STEP	30,000	(5)
C031-2 HEALTH	5-Mar-40	2001	6.20	50,000	(1)
D029-MTN	29-Nov-02	2001	5.00	40,000	(1)
D038 MTN	17-Jan-03	2001	Floating	50,000	(1)
D039 MTN	17-Jan-03	2001	Floating	25,000	(1)
D005-MTN	15-Jul-03	1998	4.75	100,000	(1)
D005-MTN	15-Jul-03	1999	4.75	50,000	(1)
D028	13-Oct-03	2000	Floating	5,000	(1)
D014-MTN	15-Nov-04	1999	5.10	25,000	(1)
D033-MTN	12-Jun-06	2001	STEP	25,000	(5)
D030-MTN	12-Dec-06	2001	Floating	20,000	(1)
D030-1 MTN	12-Dec-06	2001	Floating	20,000	(1)
D018-MTN	15-Mar-07	1999	Floating	11,000	(1)
D042-MTN	15-Dec-07	2001	STEP	22,000	(5)
D034-MTN	15-Jun-08	2001	6.11	25,000	(5)
D041-MTN	15-Dec-08	2001	STEP	15,000	(5)
D013-MTN	15-Nov-09	1999	5.10	25,000	(4)
D010-MTN	15-Jan-09	1998	5.50	10,000	(5)
D026-MTN	14-Apr-10	2000	Floating	15,000	(5)
D002-MTN	15-Jul-10	1998	6.10	20,000	(4)
D035-MTN	16-Jul-10	2001	STEP	10,000	(5)
D007-MTN	15-Sep-10	1998	STEP	20,000	(5)
D004-MTN	15-Oct-10	1998	5.75	10,000	(4)
D011-MTN	15-Mar-11	1999	5.75	20,000	(4)
D036-MTN	16-Jul-11	2001	STEP	20,000	(5)
D037-MTN	7-Sep-11	2001	STEP	20,000	(5)
D046-MTN	15-Mar-12	2001	STEP	20,000	(5)
D047-MTN	15-Apr-12	2002	STEP	10,000	(5)
D048-MTN	15-Apr-12	2002	5.61	15,000	(5)
D032-MTN	31-May-12	2001	STEP	25,000	(4)
D031-MTN	26-Apr-13	2001	STEP	20,000	(4)

V. STATEMENT OF DIRECT FUNDED DEBT OF THE PROVINCE — (continued)

		Year of	Interest
Series	Date of Maturity	Issue	Rate (%)	Amount Outstanding	Ref.

				(In thousands of dollars)
D044-MTN	15-Sep-13	2001	STEP	25,000	(5)
D040-MTN	15-Dec-13	2001	STEP	40,000	(5)
D045-MTN	15-Dec-13	2001	STEP	15,000	(5)
D049-MTN	15-Mar-14	2002	STEP	30,000	(5)
D043-MTN	15-Jun-17	2001	STEP	27,000	(5)
D003-MTN	1-Jun-18	1998	6.40	28,668	(5)
D009-MTN	15-Jan-19	1999	5.76	17,000	(5)
D025-MTN	5-Mar-31	2000	6.30	100,000	(5)
D025-1-MTN	5-Mar-31	2000	6.30	150,000	(5)
D025-2-MTN	5-Mar-31	2000	6.30	60,000	(5)

				3,558,642

Canadian Issues swapped to USD:
C013	18-Dec-02	1997	5.39	77,000
EN	22-Jun-05	2000	6.25	300,000	(1)
DE	22-Jul-13	1993	8.50	300,000	(1)

				(677,000)

Foreign Issues swapped to Canadian Dollars:
CQ	15-Apr-02	1992		77,110
CQ-FX Hedge	15-Apr-02	1992		364,843
CT-FX Hedge	15-Sep-02	1992		85,008
CW-FX Hedge	18-Nov-02	1992		61,896
C013-FX Hedge	18-Dec-02	1997		38,450
DC-FX Hedge	22-Apr-03	1993		76,930
DD-FX Hedge	27-May-03	1993		23,474
L002	5-Sep-02	2000		42,300
CZ	1-Mar-03	1993		129,674
CZ	1-Mar-03	1993		266,000
DB	14-Apr-03	1993		81,947
DB	14-Apr-03	1993		42,427
DB-FX Hedge	14-Apr-03	1993		9,399
U005	30-May-03	2001		232,200
H005	30-Sep-03	2001		62,000
DF	28-Nov-03	1993		36,600
DI	8-Mar-04	1994		86,226
DK	28-Jun-04	1994		79,519
DN	19-Jul-04	1994		64,904
U002	23-Feb-05	1995		35,277
DW	14-Jun-06	1996		65,164
EM	22-Feb-10	2000		66,500
EM	22-Feb-10	2000		75,000
AZ	17-Jul-16	1986		200,630
C036	21-Nov-16	2001		39,340
C037	21-Nov-16	2001		13,110
BM	15-Jan-18	1988		254,960
BU	1-Dec-18	1988		136,375
CB	15-Jan-20	1990		136,475
CD	1-Apr-20	1990		337,890
				3,221,628

Total Canadian				12,803,794

V. STATEMENT OF DIRECT FUNDED DEBT OF THE PROVINCE — (continued)

		Year of	Interest
Series	Date of Maturity	Issue	Rate (%)	Amount Outstanding	Ref.

				(In thousands of dollars)
(B) Payable in U.S. Dollars:
CQ	15-Apr-02	1992	8.00	478,050	(1)
CT	15-Sep-02	1992	6.875	478,050	(1)
CZ	1-Mar-03	1993	6.75	478,050	(1)(2)
DH	19-Jan-04	1994	6.125	557,725	(1)
EP	20-Nov-06	2001	4.25	796,750	(1)
EF	1-Oct-08	1998	5.50	398,375	(1)(2)
EM	22-Feb-10	2000	7.50	239,025	(1)(2)
EM	22-Feb-10	2000	7.50	239,025	(1)(2)
EM	22-Feb-10	2000	7.50	318,700	(1)(2)
AZ	17-Jul-16	1986	7.75	238,053	(1)(2)
BM	15-Jan-18	1988	9.125	318,700	(1)(2)
EE	15-Sep-18	1988	9.50	318,700	(1)
BU	1-Dec-18	1988	9.625	478,050	(1)
CB	15-Jan-20	1990	8.80	398,375	(1)
CD	1-Apr-20	1990	9.25	478,050	(1)
CO	15-Sep-21	1991	8.875	478,050	(1)

				6,691,728

Medium-Term Notes (Payable in U.S. Dollars)
U005	30-May-03	2001	Floating	239,025
H005	30-Sep-03	2001	Floating	63,740
U002	23-Feb-05	1995	7.47	39,838	(1)(2)

				342,603

Foreign Issues swapped to Canadian Dollars:
CQ	15-Apr-02	1992	6.31	79,675
CQ-FX Hedge	15-Apr-02	1992	6.31	378,456
CT-FX Hedge	15-Sep-02	1992	6.875	87,643
CW-FX Hedge	18-Nov-02	1992	5.50	63,740
C013-FX Hedge	18-Dec-02	1997	5.39	39,838
DC-FX Hedge	22-Apr-03	1993	Floating	78,082
DD-FX Hedge	27-May-03	1993	Floating	23,903
CZ	1-Mar-03	1993	6.75	478,050
DB	14-Apr-03	1993	6.20	46,012
DB-FX Hedge	14-Apr-03	1993	6.20	9,561
U005	30-May-03	2001	Floating	239,025
H005	30-Sep-03	2001	Floating	63,740
U002	23-Feb-05	1995	7.47	39,838
EF	1-Oct-08	1998	5.50	79,675
EM	22-Feb-10	2000	7.50	318,700
AZ	17-Jul-16	1986	7.75	238,053
BM	15-Jan-18	1988	9.125	318,700
BU	1-Dec-18	1988	9.625	159,350
CB	5-Jan-20	1990	8.80	159,350
CD	1-Apr-20	1990	9.25	398,375

				(3,299,764)

V. STATEMENT OF DIRECT FUNDED DEBT OF THE PROVINCE — (continued)

		Year of	Interest
Series	Date of Maturity	Issue	Rate (%)	Amount Outstanding	Ref.

				(In thousands of dollars)
Foreign Issues swapped to U.S. Dollars:
CW	18-Nov-02	1992		130,959
C013	18-Dec-02	1997		86,208
DB	14-Apr-03	1993		92,025
C032	12-Oct-10	2000		74,815
DC	22-Apr-03	1993		157,178
DD	27-May-03	1993		86,049
DM	3-Aug-04	1994		76,886
EN	22-Jun-05	2000		321,887
EF	1-Oct-08	1998		74,088
EM	22-Feb-10	2000		154,762
DE	22-Jul-13	1993		300,195

				1,555,051

Total U.S.				5,289,618

(C) Payable in Swiss Francs:
DC	22-Apr-03	1993	5.25	141,960	(1)(3)

				141,960

Swapped to U.S. Dollars:
DC	22-Apr-03	1993	5.25	141,960

				(141,960)

				0

(D) Payable in Japanese Yen:
L002	5-Sep-02	2000	0.46	36,060	(1)(2)
CW	18-Nov-02	1992	5.50	120,200	(1)(3)
C032	12-Oct-10	2000	1.90	60,100	(1)(3)
DB	14-Apr-03	1993	4.92	162,270	(1)(2)(3)
DD	27-May-03	1993	5.10	72,120	(1)(3)
DF	28-Nov-03	1993	4.10	36,060	(1)(2)
DI	8-Mar-04	1994	4.03	84,140	(1)(2)
DK	28-Jun-04	1994	4.20	72,120	(1)(2)
DN	19-Jul-04	1994	4.70	60,100	(1)(2)
DM	3-Aug-04	1994	4.50	60,100	(1)(3)
DW	14-Jun-04	1996	3.45	60,100	(1)(2)
C036	21-Nov-16	2001	2.00	36,060
C037	21-Nov-16	2001	2.03	12,020

				871,450

Japanese Yen Issues swapped to Canadian Dollars:
L002	5-Sep-02	2000	0.46	36,060
DK	28-Jun-04	1994	4.20	72,120
DN	19-Jul-04	1994	4.70	60,100
DB	14-Apr-03	1993	4.92	81,135
DF	28-Nov-03	1993	4.10	36,060
DI	8-Mar-04	1994	4.03	84,140
DW	14-Jun-04	1996	3.46	60,100
C036	21-Nov-16	2001	2.00	36,060
C037	21-Nov-16	2001	2.03	12,020

				(477,795)

V. STATEMENT OF DIRECT FUNDED DEBT OF THE PROVINCE — (continued)

		Year of	Interest
Series	Date of Maturity	Issue	Rate (%)	Amount Outstanding	Ref.

				(In thousands of dollars)
Japanese Yen Issues swapped to U.S. Dollars:
CW	18-Nov-02	1992	5.50	120,200
DB	14-Apr-03	1993	4.92	81,135
C032	12-Oct-10	2000	1.90	60,100
DD	27-May-03	1993	5.10	72,120
DM	3-Aug-04	1994	4.50	60,100

				(393,655)

				0

Builder Bonds (Payable in Canadian Dollars)
#4	15-Jun-03	1998	Floating	16,719	(7)
	15-Jun-03	1998	Discount	14,623	(1)
#5	15-Jun-04	1999	Floating	10,023	(7)
	15-Jun-02	1999	Fixed	193,809	(1)
	15-Jun-04	1999	Discount	30,377	(1)
#6	15-Jun-05	2000	Floating	25,188	(7)
	15-Jun-03	2000	Fixed	313,016	(1)
	15-Jun-05	2000	Discount	36,598	(1)

				640,353

Total Bonds and Debentures				18,733,765

Canada Pension Plan (Payable in Canadian Dollars)

Var.		2001-12		1,259,971	(9)

Treasury Bills Payable in Canadian Dollars:
Various		1999-2000		325,000	(8)

TOTAL BORROWINGS				20,318,736

VI. STATEMENT OF SECURITIES GUARANTEED BY THE PROVINCE

AS AT MARCH 31, 2002

		Year of	Interest
Series	Date of Maturity	Issued	Rate (%)	Amount Outstanding		Ref.

				(In thousands of dollars)
DEBT OF SELF-SUPPORTING UTILITIES:
The Manitoba Hydro-Electric Board
Savings Bonds: (Payable in Canadian Dollars)
1	15-Jun-92	1989	Matured	85
2	15-Jun-93	1990	Matured	28
3	15-Jun-96	1991	Matured	226
4	15-Jun-97	1992	Matured	600
5	15-Jun-01	1996	Matured	2,330		(7)
6	15-Jun-02	1997	Floating	9,961		(7)
	15-Jun-00	1997	Matured	518
	15-Jun-02	1997	6.05	98,988
7	15-Jun-06	2001	Floating	13,629
	15-Jun-04	2001	5.50	10,916
	15-Jun-04	2001	5.50	200,000
	15-Jun-06	2001	6.00	70,180

				407,461

Total Manitoba Hydro-Electric Board					407,461

Manitoba Hydro Promissory Notes			Floating	180,000	180,000

Total Self-Supporting Guaranteed Debt					587,461

Debt of Institutions on which the debt servicing costs including principal repayments are paid in whole or in part from the Consolidated Fund:
Grow Bonds					7,729	(6)

References:

1.	Non-callable/redeemable.

2.	All or part swapped into a Canadian dollars.

3.	All or part swapped to U.S. dollars.

4.	Callable as per terms.

5.	Extendable as per terms.

6.	The Province has only guaranteed the principal portion of the issue.

7.	Redeemable at holder’s option on each June 15 and December 15 prior to maturity.

8.	91-day Treasury Bills issued to the public in the amount of $25,000,000 weekly.

9.	Held by and callable at par at the option of the Minister of Finance of Canada on 6 months’ notice, subject to the requirements of the Canada Pension Plan.

VII. MANITOBA HYDRO

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended March 31,

	1998	1999	2000	2001	2002

	(In thousands of dollars)
Revenues
Electric
Manitoba	$738,698	$748,277	$737,230	$781,063	$786,036
Extraprovincial	296,958	326,200	376,570	479,673	587,893
Other revenue	5,420	7,153	10,499	11,683	10,415
Natural gas	—	—	268,707	503,423	479,346

	1,041,076	1,081,630	1,393,006	1,775,842	1,863,690

Expenses
Operating and administrative	211,458	222,846	270,787	289,442	304,214
Depreciation	191,002	197,969	227,165	249,425	259,774
Water rentals	55,789	50,518	50,681	55,783	112,783
Fuel and power purchased	14,149	58,813	33,221	48,164	71,423
Capital and other taxes	37,661	38,543	57,612	59,530	55,113
Cost of gas sold	—	—	182,043	384,038	364,882

	510,059	568,689	821,509	1,086,382	1,168,189

Net Income before Finance Expense	531,017	512,941	571,497	689,460	695,501

Finance Expense
Interest on debt	505,498	506,278	514,168	540,897	586,798
Amortization of debt discount and expense	14,812	10,768	8,699	5,822	11,138
Interest applied to construction	(19,508)	(19,704)	(17,279)	(17,765)	(25,212)
Investment income	(80,296)	(84,505)	(85,938)	(108,486)	(91,029)

	420,506	412,837	419,650	420,468	481,695

Net Income
Transferred to Retained Earnings	$110,511	$100,104	$151,847	$268,992	$213,806

VIII. MANITOBA HYDRO

CONSOLIDATED BALANCE SHEET

	As at March 31,

	2001	2002

	(In thousands of dollars)
ASSETS
Capital Assets
In service	$8,762,112	$9,071,716
Less accumulated depreciation	2,608,876	2,834,351

	6,153,236	6,237,365
Construction in progress	275,449	388,353

	6,428,685	6,625,718

Current Assets
Bank balances and temporary investments	250	13,656
Accounts receivable and accrued revenue	459,934	378,986
Interest receivable	15,678	24,751
Materials and supplies, at average cost	63,456	90,694

	539,318	508,087

Other Assets
Pension assets	443,441	472,713
Deferred debt costs	88,148	902,887
Other deferred expenses and receivables	313,372	379,501
Sinking fund investments	1,148,995	1,514,514

	1,993,956	3,269,615

	$8,961,959	$10,403,420

LIABILITIES AND RETAINED EARNINGS
Long-term debt net of sinking fund	$4,870,824	$5,622,529
Sinking fund shown as an asset	1,148,995	1,514,514

	6,019,819	7,137,043

Current Liabilities
Accounts payable and accrued liabilities	192,262	209,630
Bank Overdraft	2,499	—
Notes payable	209,724	180,000
Accrued Interest	94,982	99,670
Current portion of long-term debt	434,829	523,695

	934,296	1,012,995

Other Liabilities
Deferred liabilities and credits	253,809	229,997
Pension obligation	386,016	422,430

	639,825	652,427

Contributions in aid of construction	281,278	300,402

Retained earnings	1,086,741	1,300,553

	$8,961,959	$10,403,420

IX. MANITOBA HYDRO

CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION

	As at March 31,

	2001	2002

	(In thousands of dollars)
Cash Provided From (Used For) Operations
Cash receipts from customers	$1,663,980	$1,859,477
Cash paid to suppliers and employees	(913,221)	(839,340)
Interest Paid	(530,627)	(555,655)
Interest Received	113,698	89,482

	333,830	553,964

Cash Provided From (Used For) Financing
Proceeds from long-term debt	296,893	1,247,740
Retirement of long-term debt	(608,980)	(1,095,800)
Sinking Fund Withdrawal	275,289	—
Mitigation liability	(1,814)	(18,722)
Notes Payable	208,314	(31,455)
Other	—	(1,064)

	169,702	100,699

Cash Used For Investment
Additions to capital assets net of Contributions	362,182	439,248
Sinking fund payment	118,865	127,365
Other	40,161	72,145

	521,208	638,758

Increase/(Decrease) in Cash	(17,676)	15,905
Cash at Beginning of Year	15,427	(2,249)

Cash at End of Year	$(2,249)	$13,656